UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Pool Corporation

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POOL CORPORATION
_____________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2015 annual meeting of stockholders (the Annual Meeting) of Pool Corporation (the Company, we, us or our) will be held on Wednesday, May 6, 2015, at 9:00 a.m., Central Time, at our corporate headquarters, located at 109 Northpark Boulevard, Covington, Louisiana 70433.

At the Annual Meeting, you will be asked to:

1.	elect eight directors, each to serve a one-year term or until their successors have been elected and qualified;

2.	ratify the retention of Ernst & Young LLP, certified public accountants, as our independent registered public accounting firm for the 2015 fiscal year;

3.	cast a non-binding advisory vote to approve the compensation of our named executive officers as disclosed in the attached Proxy Statement (the say-on-pay vote); and

4.	consider any other business which may properly arise at the Annual Meeting.

The accompanying Proxy Statement describes the matters being voted on and contains other information relating to Pool Corporation.

The Board of Directors has set March 12, 2015 as the record date for the Annual Meeting. This means that only record owners of the Company’s common stock at the close of business on that date are entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement of the Annual Meeting.

By Order of the Board of Directors,
Jennifer M. Neil
Corporate Secretary

Covington, Louisiana
March 26, 2015

We urge each stockholder to promptly sign and return the enclosed proxy card or if applicable, to use telephone or internet voting. See “Frequently Asked Questions Regarding Attendance and Voting” for information about voting by telephone or internet.

POOL CORPORATION

POOL CORPORATION

109 Northpark Boulevard
Covington, Louisiana 70433

PROXY STATEMENT

Frequently Asked Questions Regarding Attendance and Voting
Q: Why am I receiving these materials?
A: The Board of Directors (the Board) of Pool Corporation (the Company, we, us or our) is providing these proxy materials to you in connection with its solicitation of proxies for use at the 2015 annual meeting of our stockholders (the Annual Meeting). Stockholders at the close of business on March 12, 2015, the record date, are entitled to vote at the Annual Meeting.
Q: Who may vote?
A: With respect to the election of directors, each stockholder is entitled to one vote for every share of common stock, $0.001 par value (Common Stock) owned on the record date for each position to be filled. For all other matters, each stockholder is entitled to one vote on each matter presented for each share of our Common Stock owned on the record date. On March 12, 2015, there were approximately 43,667,690 shares of our Common Stock outstanding. This Proxy Statement is being mailed to stockholders on or about March 26, 2015.
Q: When and where will the Annual Meeting be held?
A: The Annual Meeting will be held on Wednesday, May 6, 2015, at 9:00 a.m., Central Time, at our corporate headquarters, located at 109 Northpark Boulevard, Covington, Louisiana 70433.
Q: How can I obtain directions to the Annual Meeting?
A: To obtain directions to the Annual Meeting, please contact Investor Relations at (985) 892-5521.
Q: What proposals will be voted upon at the Annual Meeting?
A: At the Annual Meeting, you will be asked to:

(1)	elect eight directors to the Board of Directors, each to serve a one-year term or until their successors have been elected and qualified;

(2)	ratify the retention of Ernst &Young LLP as our independent registered public accounting firm for the 2015 fiscal year; and

(3)	cast a non-binding advisory vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement (the say-on-pay vote).
The Board does not know of any additional matters to be presented at our Annual Meeting other than those described in this Proxy Statement.
Q: What are the Board’s voting recommendations?
A: The Board recommends that you vote your shares:

▪	“FOR” each of the eight director nominees (Proposal 1);

▪	“FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015 (Proposal 2); and

▪	“FOR” approval of the say-on-pay vote (Proposal 3).

Q: How do I vote?
A: If you are a holder of record (that is, if your shares are registered in your own name with our transfer agent), you may vote using the enclosed proxy card. You can also vote by telephone or the internet. Voting instructions are provided on the proxy card included in the proxy materials.
If you are a street name holder (that is, if you hold your shares through a bank, broker or other holder of record), you must vote in accordance with the voting instruction form provided by your bank, broker or other holder of record. The availability of telephone or internet voting will depend upon the voting process of your bank, broker, or other holder of record.
If you come to the Annual Meeting, you can, of course, vote in person. If you are a street name holder and wish to vote at the meeting, you must first obtain a proxy from your bank, broker or other holder of record authorizing you to vote.
Q: How many votes must be represented to hold the Annual Meeting?
A: In order to carry on the business of the Annual Meeting, a quorum must be present. This means at least a majority of the outstanding shares eligible to vote must be represented at the Annual Meeting, either by proxy or in person. If you submit your proxy instructions or if you attend the Annual Meeting in person, your shares will be counted for the purpose of determining a quorum, even if you abstain from voting on some or all matters introduced at the Annual Meeting. Also, if you hold your shares in street name, your shares will be counted in determining a quorum if your broker, bank or other holder of record votes your shares on any matter.

Q: What is the vote required for each proposal?
A: Proposal 1 - A majority of the shares voting is required to elect each of the directors. This means that to be elected, each nominee must receive more for votes than withheld votes.
Proposal 2 - Ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2015 will require the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote.
Proposal 3 - The advisory say-on-pay vote will also require the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote. This means that the votes that stockholders cast “for” must exceed the votes stockholders cast “against” or that abstain in order to approve the compensation of our named executive officers. Because the vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.
Q: Could other matters be decided at the Annual Meeting?
A: We are not aware of any matters to be presented other than those described in this Proxy Statement. By signing and returning a proxy card, however, you will give to the persons named as proxies discretionary voting authority with respect to any other matter that may properly come before the Annual Meeting, and they intend to vote on any such matter in accordance with their best judgment.
Q: What happens if I withhold my vote or I vote to abstain?
A: In the election of directors, you can vote for the eight directors standing for election or you can indicate that you are withholding your vote for any or all of the nominees. A withheld vote will have the effect of a vote against a director’s election.
Regarding the proposal to ratify the appointment of Ernst &Young LLP as our independent registered public accounting firm for fiscal year 2015, the say-on-pay vote, and any other matter that is properly brought before the meeting, you may vote for or against each proposal or you may abstain from voting. An abstention will have the same effect as a vote against the respective proposal.
Q: What if I do not indicate my vote for one or more of the matters on my proxy card?
A: If you execute and return your proxy but do not give voting instructions, your shares will be voted as recommended by the Board. This means that unless your proxy is otherwise marked, properly executed proxies will be voted for the election of each of the director nominees, and for each of the other proposals (the ratification of the independent registered public accounting firm for fiscal year 2015 and the say-on-pay vote).

Q: What happens if I do not vote my proxy?
A: If you are a holder of record and do not vote shares held in your name, those shares will not be voted.
If you are a street name holder and do not provide voting instructions to your broker, your shares may be voted on any matter on which your broker has discretionary authority to vote. Under the rules of the New York Stock Exchange (NYSE), brokers generally have discretionary authority to vote on “routine” matters, but not on “non-routine” matters. The ratification of the appointment of the independent registered public accounting firm is considered a routine matter; the remaining proposals listed in this Proxy Statement (the election of directors and the say-on-pay vote) are classified as non-routine matters under the NYSE rules. Therefore, if you are a street name holder and do not provide voting instructions to your broker, your broker may only cast a vote with regard to the ratification of the appointment of the independent registered public accounting firm.
Q: What are broker non-votes and what effect do they have on the proposals?
A: Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the proposal is a non‑routine matter, which means the broker lacks discretionary voting power to vote the shares on the proposal without instructions. Broker non‑votes will be treated as present for purposes of determining the existence of a quorum at the Annual Meeting. However, broker non‑votes will have no effect on the election of directors, the ratification of the independent registered public accounting firm for fiscal year 2015, and the say-on-pay vote.
Q: Can I change or revoke my vote?
A: Yes. To change or revoke your vote at any time before the shares are voted at the Annual Meeting, you must either:

a)	mail (i) a new proxy card with a later date or (ii) a written revocation addressed to:
Pool Corporation
Jennifer M. Neil, Corporate Secretary
109 Northpark Boulevard
Covington, LA 70433-5001
or

b)	attend the Annual Meeting and vote in person.
Q: Who will pay the expenses incurred in connection with the solicitation of my vote?
A: We pay the cost of preparing proxy materials and soliciting your vote. We will, upon request, reimburse brokers and other nominees for the cost of mailing materials to beneficial owners. Some of our employees, who will receive no additional compensation, may solicit proxies by telephone, facsimile or electronic mail. We also pay all Annual Meeting expenses.
Q: What happens if the Annual Meeting is postponed or adjourned?
A: Unless a new record date is fixed, your proxy will still be good and may be voted at the postponed or adjourned Annual Meeting. You will still be able to change or revoke your proxy at any time until it is voted.
Q: How can stockholders present proposals for inclusion in our proxy materials relating to our 2016 annual meeting?
A: In order to be considered for inclusion in the proxy materials related to our 2016 annual meeting of stockholders, we must receive stockholders proposals no later than November 27, 2015. If such proposal is timely received, is in compliance with all of the requirements of Rule 14a-8 under the Securities Exchange Act of 1934 (the Exchange Act), and complies with our Bylaws, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of stockholders.
Our Bylaws are filed with the Securities and Exchange Commission (SEC), and stockholders should refer to the Bylaws for a complete description of the requirements. Any stockholders who wish to nominate a director or present a proposal before the 2016 annual meeting must notify the Company’s Corporate Secretary no earlier than June 30, 2015 and no later than November 27, 2015.
Important notice regarding the availability of proxy materials for the Annual Meeting to be held on May 6, 2015:
The Company’s Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2014 are available at http://www.poolcorp.com/investors.

ELECTION OF DIRECTORS
(Proposal 1)

General

Our Bylaws provide that the size of our Board shall be fixed from time to time by resolution of the Board. Our Board has currently fixed the size of the Board at eight directors.

The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated each of our eight current directors to serve another one-year term. Each of the nominees has indicated his intention to serve if elected. However, if any director nominee is unable or unwilling to take office at the Annual Meeting, your proxy may be voted in favor of another person or other persons nominated by the Board. Once elected, each director will hold office until his successor has been elected and qualified or until the director’s earlier resignation or removal.

In December 2012, the Board amended our Bylaws to implement a majority voting standard in uncontested director elections. As a result of this amendment, if the number of shares voted for any sitting director does not exceed the number of votes withheld with respect to that director, that director must submit a letter to the Board offering to resign. The Board, after considering the recommendation of the Nominating and Corporate Governance Committee, must make a decision whether to accept, reject or take other action with respect to the resignation within 90 days from certification of the election results.

Information about Our Directors

The following information sets forth, as of March 26, 2015, biographical information for each director nominee and contains information regarding his tenure as a director, his business experience, other company directorships, and his experiences, qualifications, attributes or skills that led the Nominating and Corporate Governance Committee and our Board to determine that he should serve as a director of our Company.

Wilson B. Sexton (78)
Areas of experience include: ▪ Industry Knowledge ▪ Operations ▪ Strategic Planning ▪ Distribution ▪ International Operations
▪    Chairman and director since 1993
▪    Our Chief Executive Officer from 1999 to 2001
▪    Director of Beacon Roofing Supply, Inc., a wholesale distributor of roofing and complementary building products, and serves on its audit and compensation committees; and director of Houston Wire and Cable Company, a wholesale distributor of electrical wire and cable, and serves on its audit and compensation committees
▪    Bachelor of Business Administration, Southern Methodist University
▪    Certified Public Accountant
▪    Among other qualifications, Mr. Sexton brings to the Board strong financial acumen along with extensive managerial experience and industry knowledge.

Andrew W. Code (56)
Areas of experience include: ▪ Finance ▪ Mergers and Acquisitions ▪ Strategic Opportunities ▪ Management
▪    Director since 1993
▪    A founding partner in Promus Holdings and Promus Equity Partners, a wealth management, private equity, alternative investment and multi-family firm with over $800 million under management
▪    A founding partner of CHS Capital, a Chicago-based private equity firm since 1988, with five funds totaling over $2.7 billion in assets under management and having purchased over 300 companies with total revenue exceeding $15 billion
▪    Serves as a member of various private, profit and non-profit boards of directors, including the boards of directors of the University of Iowa Foundation,where he serves as chair of the investment committee, Resource Land Holdings, Creation Investments, CAPX Partners, LaSalle Capital, Quality Control Corporation, Boat House Holdings and ProSteel Security Products
▪    Previously served as a director of ARC Document Solutions (ARC), a leading reprographics company providing document management services to the architectural, engineering and construction industry; and The Hillman Companies, Inc., a distributor of hardware items, key duplication and engraving equipment
▪    Bachelor of Arts and Master of Business Administration, University of Iowa
▪    Among other qualifications, Mr. Code brings to the Board extensive financial expertise, many years of senior leadership and business development experience, and significant acquisition and initial public offering experience.

James J. Gaffney (74)
Areas of experience include: ▪ Finance ▪ Corporate Governance ▪ Corporate Restructuring ▪ Management
▪    Director since 1998
▪    Director of Beacon Roofing Supply, Inc. and chair of its nominating and governance committee and serves on its compensation committee; and director of Armstrong World Industries, a manufacturer of flooring and ceilings, and serves on its compensation committee and chair of its governance committee
▪    From 1997 to 2003, vice chairman of Viking Pacific Holdings, Ltd., a conglomerate which included manufacturing, distribution, contract mining, plant nursery and retail companies, chairman of Vermont Investments, Ltd., a New Zealand-based conglomerate, and provided consulting services to GS Partners II, L.P. (a private investment fund affiliated with Water Street Corporate Recovery Fund I, L.P. and Goldman Sachs & Co.) and other affiliated funds
▪    Previously served as a director of Carmike Cinemas, Inc., World Color Press Inc., Hexcel Corporation, Purina Mills, LLC, Advantica Restaurant Group, Inc., Safelite Group, Inc., C&D Technologies, Inc., and Imperial Sugar Company
▪    Bachelor of Business Administration, St. John’s University; Master of Business Administration, New York University
▪    Among other qualifications, Mr. Gaffney brings to the Board broad leadership and corporate governance experience as well as comprehensive experience in operations, financial and risk management matters.

George T. Haymaker, Jr. (77)
Areas of experience include: ▪ Strategic Planning ▪ International Operations ▪ Management ▪ Compensation ▪ Governance
▪    Director since 2004
▪    From 1994 to 2000, chief executive officer and director of Kaiser Aluminum Corporation, an integrated leading producer of aluminum and aluminum products, also serving as the company’s non-executive chairman from 2001 to 2006
▪    Previously served as a director of Flowserve Corporation, a provider of flow solutions, such as pumps, valves, and seals, and as chair of its compensation committee; non-executive chairman of Safelite Group, Inc., a provider of automotive replacement glass and related insurance services; lead director of Hayes Lemmerz International, Inc., a global supplier of automotive and truck wheels, and member of its audit committee; director of International Aluminum Corporation, a manufacturer of commercial building curtain wall, storefronts and entrances, and residential windows; and director of 360 Networks Corporation, a provider of broadband, VOIP and other telecommunication services, and chair of its compensation committee
▪    Bachelor of Science, Massachusetts Institute of Technology; Master of Business Administration, University of Southern California; Master of Science – Industrial Management, Massachusetts Institute of Technology
▪    Among other qualifications, Mr. Haymaker brings to the Board many years of senior leadership and corporate governance experience as well as international and business strategy expertise. During his career, he has provided operational, strategic and governance leadership in a wide variety of business settings.

Manuel J. Perez de la Mesa (58)
Areas of experience include: ▪ Management ▪ Strategic Planning ▪ International Operations ▪ Finance ▪ Industry Knowledge
▪    Director since 2001
▪    Our Chief Executive Officer since 2001
▪    Our President since 1999
▪    Our Chief Operating Officer from 1999 to 2001
▪    Director of ARC and serves on its compensation and audit committees
▪    Serves as a member of the board of Patriot Holdings LLC
▪    Previous general, financial and operations management experience with Watsco, Inc. from 1994 to 1999, Fresh Del Monte Produce B.V. from 1987 to 1994, International Business Machines Corp. from 1982 to 1987, and Sea‑Land Service Inc./R.J. Reynolds, Inc. from 1977 to 1982
▪    Bachelor of Business Administration, Florida International University; Master of Business Administration, St. John’s University
▪    Among other qualifications, Mr. Perez de la Mesa brings to the Board extensive management experience, over 15 years of industry knowledge, a broad strategic vision for the Company, and a strong financial acumen.

Harlan F. Seymour (65)
Areas of experience include: ▪ Strategic Planning ▪ Business Development ▪ Operations ▪ Information Technology ▪ Finance
▪    Director since 2003
▪    Chairman of ACI Worldwide, Inc. (ACI), a global provider of software for electronic payments and electronic commerce, and serves on its compensation and leadership development, nominating and corporate governance and strategy, technology and process committees
▪    Serves as a member of various private boards of directors, including Lagniappe Health Inc., a company that provides technology solutions to pharmacies and utilizes pharmacy transactions data to improve patient outcomes and the advisory board of Calvert Street Capital Partners, a private equity firm
▪    From 2000 to present, conducts personal investments in both public and private companies and business advisory services through HFS LLC, particularly in the area of strategic planning services for companies in a wide variety of industries
▪    Previously served as a director and executive vice president of ENVOY Corporation, a publicly traded provider of EDI and transaction processing services for the healthcare market, from 1997 to 1999 when it was merged with Quintiles Transnational
▪    Previous general, financial and operations management experience with Jefferson Capital Partners from 1996 to 1997, Trigon Blue Cross Blue Shield from 1994 to 1996, and First Financial Management Corporation from 1983 to 1994, serving from 1990 to 1994 as President and CEO of its subsidiary, FIRST HEALTH Services Corporation and previously as senior vice president, corporate development
▪    Bachelor of Arts, University of Missouri; Master of Business Administration, Keller Graduate School of Management
▪    Among other qualifications, Mr. Seymour brings to the Board senior leadership experience, information technology knowledge, strategic planning, operating and acquisition expertise.

Robert C. Sledd (62)
Areas of expertise include: ▪ Finance ▪ Operations ▪ Marketing ▪ Business Development ▪ Strategic Planning
▪    Director since 1996
▪    Managing partner of Pinnacle Ventures, LLC, a venture capital firm, and Sledd Properties, LLC, an investment company, from 2001 to present
▪    Director of Owens and Minor, Inc., a distributor of medical and surgical supplies, and chairs its compensation and benefits committee and serves on its governance and nominating committee and its executive committee; and director of Universal Corporation, a leaf tobacco merchant and processor, and serves on its audit, finance and pension investment committees
▪    Chairman of Performance Food Group Company (PFG), a foodservice distribution company, from 1995 to 2008 and director from 1987 to 2008
▪    Chief Executive Officer of PFG from 1987 to 2001 and from 2004 to 2006
▪    Bachelor of Science, Business Administration, University of Tennessee
▪    Among other qualifications, Mr. Sledd brings to the Board executive leadership experience, including his past service as a chief executive officer of a public company, along with extensive brand marketing experience and financial expertise.

John E. Stokely (62)
Areas of expertise include: ▪ Finance ▪ Management ▪ Operations ▪ Corporate Governance ▪ Distribution
▪    Director since 2000
▪    Our Lead Independent Director
▪    Director of ACI and chair of its audit committee and serves on its governance committee
▪    Director of Malibu Boats, Inc., a manufacturer of performance sports boats, and serves on its audit committee
▪    From 1996 to 1999, president, chief executive officer and chairman of Richfood Holdings, Inc., a regional Fortune 500 wholesale food distributor and operator of retail grocery stores with annual sales of $4.5 billion prior to its acquisition by SuperValu Inc.
▪    Previously served as a director of O’Charley’s Inc., a national restaurant chain, Nash Finch Company, a wholesale food distributor, PFG, and Imperial Sugar Company
▪    Bachelor of Arts, University of Tennessee
▪    Among other qualifications, Mr. Stokely brings to the Board experience in providing strategic, financial, and risk management advice to companies engaged in a variety of industries, unique strategic insight, distribution and retail expertise and extensive senior leadership experience. Additionally, Mr. Stokely’s previous experience as CEO of Richfood Holdings, Inc., afforded him with significant acquisition experience.

The Board of Directors unanimously recommends that our stockholders vote FOR the election of each of the director nominees.

Our Nominating and Corporate Governance Committee recommended to our full Board of Directors the foregoing nominees, and our Board has nominated them for election by our stockholders. At least annually, our Nominating and Corporate Governance Committee evaluates the effectiveness of the operation of our Board and Board committees and reviews the appropriateness of the composition and size of our Board and Board committees. In considering potential nominees, our Nominating and Corporate Governance Committee looks for persons with the highest personal and professional ethics, integrity and values, who can commit themselves to representing the long-term interests of our stockholders. Nominees must also have an inquisitive and objective perspective, practical wisdom and mature judgment. Nominees must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serving on our Board for an extended period of time.

In reviewing the composition of our Board and potential nominees, our Nominating and Corporate Governance Committee also considers the director independence and committee requirements of The NASDAQ Stock Market LLC (NASDAQ) listing rules and all legal requirements. Our Board seeks independent directors with a broad diversity of experience, professions, skills, geographic representation and backgrounds that will enhance the quality of the Board’s deliberations and decisions. Our Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Prospective nominees are not discriminated against on the basis of age, race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

Our Nominating and Corporate Governance Committee and Board believe the nominees fulfill the criteria described above. In addition, the Board has determined that three-fourths of the nominees (including all committee members) are independent under NASDAQ listing rules. Three of the four members of our Audit Committee are “audit committee financial experts,” as defined by SEC rules. In addition to these attributes, each of the nominees has a strong and unique background and experience which led our Nominating and Corporate Governance Committee and Board to conclude that he should serve as a director of our Company. These qualifications are described individually for each nominee in the table above.

Our Company has grown rapidly through internal growth and acquisitions to become the world’s largest wholesale distributor of swimming pool supplies, equipment and related leisure products and one of the top three distributors of irrigation and landscape products in the United States. We currently operate in 39 U.S. states, one U.S. territory and 11 foreign countries. Accordingly, our nominees have experience in a variety of areas important to our Company, such as managing and overseeing the management of large public and private companies, corporate governance and executive compensation, strategic planning, mergers and acquisitions, financing growing businesses, international operations, information technology and marketing, and experience in our industry. Our Nominating and Corporate Governance Committee and Board believe that these nominees together provide us with the range and depth of experience and capabilities needed to oversee the management of our Company.

Other Information about the Board of Directors

Director Attendance at Meetings

Our Board held six meetings in the 2014 fiscal year. As stated in our Corporate Governance Guidelines, we expect directors to attend Board meetings and meetings of the Board committees on which they serve. In the 2014 fiscal year, each of our directors attended 75% or more of both the total number of Board meetings and the meetings of the Board committees on which he served. We encourage each member of our Board to attend the Annual Meeting and all of our directors attended the 2014 Annual Meeting.

Director Independence

To be considered independent under the listing rules of NASDAQ, directors must be free from any relationship with management or the Company, which, in the opinion of the Board, would interfere with the exercise of independent judgment. The Board has determined that six of our eight current directors - Messrs. Code, Gaffney, Haymaker, Seymour, Sledd and Stokely - meet the definition of an independent director as defined by NASDAQ listing rules. The Board’s independent directors regularly meet in executive session (without management present) at each Board and committee meeting.

Board Leadership Structure and Lead Independent Director

The positions of Chief Executive Officer (CEO) and Chairman of the Board (Chairman) are presently held by two different individuals, and the Board continues to believe that this is the most appropriate leadership structure for our Company. The principal responsibility of the CEO is to manage the business. The principal responsibilities of the Chairman are to manage the operations of the Board of Directors and its committees and provide counsel to the CEO on behalf of the Board.

However, because our Chairman is not considered an independent director, our Board has elected a Lead Independent Director. Mr. Stokely currently serves as the Board’s Lead Independent Director. Our Lead Independent Director’s responsibilities include the following:

▪	assign tasks to the Board’s committees;

▪	determine the appropriate schedule of Board meetings after consultation with our CEO, Chairman, and other Board members;

▪	consult with our CEO, Chairman and other Board members on the agenda of the Board;

▪	assess the quality, quantity, and timeliness of the flow of information from management to the Board;

▪	direct the retention of consultants who report directly to the Board;

▪	coordinate with the Chairman of the Nominating and Corporate Governance Committee to oversee compliance with and implementation of corporate governance policies;

▪	coordinate, develop the agenda for, and moderate executive sessions of the Board’s independent directors;

▪	assist the Chairman of the Compensation Committee in his evaluation of our CEO’s performance; and

▪	perform such other functions as the Board may direct.

Board’s Role in Risk Oversight and Assessment
Our employees, managers and officers conduct our business under the direction of our CEO and the oversight of our Board, to enhance our long-term value for our stockholders. The core responsibility of our Board is to exercise its fiduciary duty to act in the best interest of our Company and our stockholders. In discharging this obligation, our Board and committees perform a number of specific functions, including risk assessment, review and oversight. While management is responsible for the day-to-day management of risk, our Board is responsible for oversight of our risk management programs, ensuring that an appropriate culture of risk management exists within the Company and assisting management in addressing specific risks, such as strategic risks, financial risks, regulatory risks and operational risks.

Our Board’s goal is to have systems and processes in place to bring to its attention the material risks facing our Company and to permit the Board to effectively oversee the management of these risks. As reflected in our Code of Business Conduct and Ethics, our Board seeks to establish a “tone at the top” communicating our Board’s strong commitment to ethical behavior and compliance with the law. In furtherance of these goals, our Board regularly includes agenda items at its meetings relating to its risk oversight obligations and meets with various members of management on a range of topics, including corporate governance and regulatory obligations, disaster recovery and business continuity planning, succession planning, safety and risk management, insurance, and operations. Our Board also sets and regularly reviews quantitative and qualitative authority levels for management. Further, our Board oversees the strategic direction of our Company, and in doing so considers the potential rewards and risks of our Company’s business opportunities and challenges, and monitors the development and management of risks that may impact our strategic goals.

While risk oversight is a full Board responsibility, we also empower our various Board committees to address risk oversight in their respective areas and regularly report on their activities to our full Board. For example, our Strategic Planning Committee routinely reviews with management external and internal risks that may impact our strategic goals and our Compensation Committee assesses risks related to compensation. Our Audit Committee regularly reviews our disclosure controls and procedures and internal control over financial reporting, our Code of Business Conduct and Ethics, and other legal and regulatory matters affecting our Company, including compliance policies. Our Audit Committee also discusses our major financial risk exposures and steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. Our Director of Internal Audit reports to and regularly meets in executive session with our Audit Committee.

Compensation-Related Risk
Our Compensation Committee assesses risks associated with our compensation policies and practices. We do not believe that our compensation policies or practices are reasonably likely to have a material adverse effect on our Company. While risk taking is a necessary part of growing a business, our compensation philosophy is focused on aligning compensation with the long‑term interests of our stockholders as opposed to rewarding short-term management decisions that could pose long‑term risks. For example:

▪	our annual cash incentive programs are capped for all members of senior management, including our Named Executive Officers;

▪	our Share Ownership Guidelines require our Named Executive Officers to hold Company stock;

▪	our Corporate Governance Guidelines include a clawback policy for executive incentive, equity or performance-based compensation;

▪	our Insider Trading Policy prohibits hedging or monetization transactions involving our stock; and

▪	our equity-based long-term incentive compensation cliff vests over a period of three to five years for all management recipients, including our Named Executive Officers.
Moreover, equity grants are made annually, so executives always have unvested awards that could significantly decrease in value if our business is not managed for the long-term.
Access to Management and Employees
Directors have full and unrestricted access to our management and employees. Additionally, key members of management attend Board meetings from time to time to present information about the results, plans and operations within their areas of responsibility.
Communications with the Board
Stockholders and other interested parties may communicate with the members of our Board by mail addressed to the full Board, a specific member of the Board or to a particular committee of the Board at 109 Northpark Boulevard, Covington, Louisiana 70433. Communications are distributed to the Board, or to a specific member of the Board, as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board has requested that certain items that are unrelated to the duties and responsibilities of the Board be excluded, such as junk mail, mass mailings, resumes and other forms of job inquiries and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable may be excluded.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our employees, officers (including our principal executive officer, principal financial officer and principal accounting officer) and directors. Our Code of Business Conduct and Ethics is posted on our website at www.poolcorp.com and can also be obtained free of charge by sending a request to our Corporate Secretary at 109 Northpark Boulevard, Covington, Louisiana 70433. As permitted by SEC and NASDAQ rules, we intend to satisfy the disclosure requirement regarding an amendment to, or a waiver from, a provision of our Code of Business Conduct and Ethics by posting such information on our website.

Board Committees

Board committees work on key issues in greater detail than would be possible at full Board meetings. The Board has appointed four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Strategic Planning Committee. Each of these Board committees is comprised entirely of independent directors and operates under a written charter, which sets forth the committees’ authorities and responsibilities. The charters are posted on our website at www.poolcorp.com under the “Governance” link in the “Investors” section.

The following table shows the membership of each of our Board committees and the number of meetings each committee held during the 2014 fiscal year.

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Strategic Planning Committee
Andrew W. Code		✓
James J. Gaffney	✓		Chair
George T. Haymaker, Jr.		Chair		✓
Harlan F. Seymour	✓		✓	Chair
Robert C. Sledd	✓	✓
John E. Stokely	Chair		✓
No. of Meetings in 2014	8	5	2	1

The following sections briefly describe our Board committees and outline certain of their principal functions. These descriptions are qualified in their entirety by the full text of the Board committee charters.

Audit Committee

The Audit Committee assists the Board in monitoring:

▪	management’s process for ensuring the integrity of our financial statements;

▪	the independent registered public accounting firm’s qualifications and independence;

▪	the performance of our internal audit function and independent registered public accounting firm; and

▪	management’s process for ensuring our compliance with legal and regulatory requirements.

The Board has determined that each Audit Committee member meets the requirements for independence, experience and expertise, including financial literacy, as set forth in the applicable SEC and NASDAQ rules. The Board has further determined that Mr. Stokely, Mr. Gaffney and Mr. Sledd are “audit committee financial experts” as defined in the SEC rules.

Compensation Committee

Our Compensation Committee is responsible for oversight of our executive compensation and makes recommendations to our entire Board with respect to director compensation, incentive compensation plans for senior management and equity-based plans for all employees. All members of the Compensation Committee are independent based on the applicable definition of independence for compensation committee members in NASDAQ listing standards, Rule 16b-3 of the Exchange Act, as amended, and Internal Revenue Code Section 162(m). The Compensation Committee’s specific responsibilities and duties are outlined in detail in our Compensation Committee Charter. The Compensation Committee has full and final authority in connection with the administration of our stock plans and, in its sole discretion, may grant options and make awards of shares under such plans.

The Compensation Committee has the authority to engage the services of outside advisers, experts and others. Specifically, the Compensation Committee may periodically retain compensation consultants to review the overall structure and design of our compensation programs and their suitability in meeting our compensation objectives. In addition, when changes to specific compensation programs are considered, the Compensation Committee may use an outside consultant to review the design and suitability of that specific program.

Historically, the Compensation Committee has engaged Lyons, Benenson & Company Inc. (Lyons) at various times to review and comment upon director and senior management compensation. In 2012, the Compensation Committee retained Lyons to review our Strategic Plan Incentive Program, together with the entire senior management compensation structure. Lyons performs services solely on behalf of the Compensation Committee and has no other relationship with the Company or its management. As required by SEC and NASDAQ rules, the Compensation Committee has assessed the independence of Lyons, determined that Lyons is independent from management and concluded that Lyons’ work did not raise any conflict of interest. The Compensation Committee did not retain Lyons to review our 2013 or 2014 executive compensation structures because the structures did not differ materially from our 2012 executive compensation.

The Compensation Committee has three regularly scheduled meetings each year and meets at other times as necessary. At its winter meeting, typically held in late February or early March, the Compensation Committee’s agenda generally includes review and discussion of the following:

▪	compensation, benefits, performance and corporate goals and objectives of executive officers and senior managers;

▪	our Compensation Discussion and Analysis;

▪	the Committee’s Compensation Report;

▪	the Committee’s composition, independence and self-evaluation results;

▪	non-employee director compensation;

▪	our incentive compensation and equity-based plans;

▪	annual equity grants; and

▪	new compensation related rules and pronouncements.

At its summer meeting, typically held in early August, the Compensation Committee’s agenda generally includes review and discussion of the following:

▪	organizational planning and development of senior management, including succession planning; and

▪	additional equity grants, if any.

At its fall meeting, typically held in late October or early November, the Compensation Committee’s agenda generally includes review and discussion of the following:

▪	the Committee’s Charter;

▪	additional equity grants, if any;

▪	an initial draft of our Compensation Discussion and Analysis for the following year;

▪	new compensation related rules and pronouncements; and

▪	the Committee’s self-evaluation process.

For more information regarding the processes used by the Compensation Committee to determine executive compensation, see the section titled “Compensation Discussion and Analysis” below.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s primary purpose is to provide oversight on a broad range of issues surrounding the composition of the Board, including:

▪	identifying qualified individuals to be considered for nomination as a director;

▪	recommending to the Board director nominees for the next annual meeting of stockholders;

▪	assisting the Board in committee member selection;

▪	evaluating the overall effectiveness of the Board and committees of the Board; and

▪	reviewing and considering corporate governance practices.

The Nominating and Corporate Governance Committee has the authority to recommend to the Board candidates for Board membership. Stockholders may also make recommendations for director nominations by sending a letter to the Nominating and Corporate Governance Committee in care of our Corporate Secretary at 109 Northpark Boulevard, Covington, Louisiana 70433. Stockholders making nominations must also comply with the notice procedures set forth in our Bylaws. The Nominating and Corporate Governance Committee evaluates such candidates in the same manner as other candidates.

Strategic Planning Committee

The Strategic Planning Committee assists senior management in the analysis and preparation of our strategic plan, and then reports and makes recommendations regarding our strategic plan to the Board. Our strategic planning process involves defining the Company’s strategy and making decisions on allocating resources, including capital and people, to pursue this strategy. Our strategic plan, which we update and review with the Board periodically, incorporates specific goals for growth and business development over the next three to five years.

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, George T. Haymaker, Jr., Andrew W. Code, and Robert C. Sledd served on the Compensation Committee and none of them served at any time as officers or employees of the Company or any of its subsidiaries. None of our executive officers served in the last fiscal year as a member of the board of directors or compensation committee of another entity, one of whose executive officers served as a member of our Board or Compensation Committee.

Information about Our Executive Officers

The following table presents, as of March 26, 2015, certain information about our current executive officers (other than Mr. Perez de la Mesa, our President and Chief Executive Officer, whose biographical information appears under “Election of Directors”). We expect that each of these officers will remain in his or her current position following the Annual Meeting.

Name and age	Positions and recent business experience
A. David Cook (59)	Group Vice President ▪ Group Vice President since 2007 ▪ Vice President from 1997 to 2007 ▪ Director of National Sales Development of our principal operating subsidiary from 1993 to 1997
Mark W. Joslin (55)
Vice President, Chief Financial Officer
▪    Vice President, Chief Financial Officer since 2004
▪    Vice President of Corporate Development of Eastman Chemical Company (Eastman) from 2002 to 2004
▪    Vice President and Controller of Eastman from 1999 to 2002

Kenneth G. St. Romain (52)	Group Vice President ▪ Group Vice President since 2007 ▪ General Manager from 2001 to 2007 ▪ Regional Manager from 1987 to 2001
Stephen C. Nelson (68)	Vice President ▪ Vice President since 2002 ▪ General Manager from 1998 to 2006
Jennifer M. Neil (41)	General Counsel, Corporate Secretary ▪ Corporate Secretary since 2005 ▪ General Counsel since 2003
Melanie M. Housey (42)
Corporate Controller, Chief Accounting Officer
▪    Chief Accounting Officer since 2008
▪    Corporate Controller since 2007
▪    Senior Director of Corporate Accounting from 2006 to 2007
▪    Senior Manager at Ernst & Young LLP from 2001 to 2006

PRINCIPAL STOCKHOLDERS

In accordance with Rule 13d-3 under the Exchange Act, the table below sets forth, as of March 12, 2015, certain information regarding beneficial ownership of Common Stock by (i) each of our directors, (ii) each of the executive officers listed in the Summary Compensation Table included in “Executive Compensation” (Named Executive Officers), (iii) all of our directors and executive officers as a group and (iv) each stockholder known by us to be the beneficial owner of more than 5% of our outstanding Common Stock. Based on information furnished to us by such stockholders, unless otherwise indicated, all shares indicated as beneficially owned are held with sole voting and investment power. On February 26, 2015, the Board adopted a policy that prohibits executive officers and directors from pledging the Company’s common stock as collateral for a loan, including through the use of traditional margin accounts with a broker.

Name of Beneficial Owner	Number of Shares Beneficially Owned	(1)	Percentage of Outstanding Common Stock
Directors
Wilson B. Sexton	522,893	(2)	1%
Andrew W. Code	146,384	(3)	*
James J. Gaffney	51,179	(4)	*
George T. Haymaker, Jr.	22,086		*
Manuel J. Perez de la Mesa	1,581,864	(5)	4%
Harlan F. Seymour	41,414	(6)	*
Robert C. Sledd	103,938	(7)	*
John E. Stokely	49,174	(8)	*
Named Executive Officers (9)
A. David Cook	232,150	(10)	*
Mark W. Joslin	223,796	(11)	*
Stephen C. Nelson	199,812	(12)	*
Kenneth G. St. Romain	331,355	(13)	*
All executive officers and directors as a group (14 persons)	3,553,036	(14)	8%
Greater than 5% Beneficial Owners
BlackRock, Inc.	3,725,444	(15)	9%
Neuberger Berman Group LLC	3,697,558	(16)	9%
St. Denis J. Villere & Company, LLC	2,541,767	(17)	6%
The Vanguard Group, Inc.	2,822,964	(18)	7%
_______________
*    Less than one percent.

(1)	Includes shares of unvested restricted stock for executive officers and directors as these shares convey the right to vote and receive dividends.

(2)
Includes (i) 31,929 shares that may be acquired upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before May 11, 2015, all of which are held by a trust for which Mr. Sexton serves as trustee; (ii) 35,135 shares held directly by a charitable foundation over which Mr. Sexton has voting and investment power with respect to such shares; and (iii) 450,419 shares held by a trust for which Mr. Sexton serves as trustee.

(3)
Includes (i) 14,118 shares that Mr. Code has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before May 11, 2015. Also includes 129,347 shares held by a family trust for which Mr. Code serves as co‑trustee.

(4)
Includes (i) 8,500 shares that Mr. Gaffney has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before May 11, 2015.

(5)
Includes (i) 692,500 shares that Mr. Perez de la Mesa has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before May 11, 2015; (ii) 5,000 shares beneficially owned by Mr. Perez de la Mesa’s wife; and (iii) 854,032 shares held by an irrevocable trust for which Mr. Perez de la Mesa is the beneficiary and has voting power.

(6)	Includes 14,118 shares that Mr. Seymour has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before May 11, 2015.

(7)
Includes 62,325 shares that Mr. Sledd has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before May 11, 2015. Also includes 1,500 shares beneficially owned by Mr. Sledd’s children.

(8)	Includes 22,618 shares that Mr. Stokely has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before May 11, 2015.

(9)
Information regarding shares beneficially owned by Mr. Perez de la Mesa, our Chief Executive Officer, who is a Named Executive Officer in addition to Messrs. Cook, Joslin, Nelson and St. Romain, appears above under the caption “Directors.”

(10)	Includes 114,000 shares that Mr. Cook has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before May 11, 2015.

(11)	Includes 114,000 shares that Mr. Joslin has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before May 11, 2015.

(12)
Includes (i) 138,500 shares that Mr. Nelson has the right to acquire upon exercise of presently exercisable options or the exercise of options which will become exercisable on or before May 11, 2015; (ii) 600 shares that Mr. Nelson’s daughter has the right to acquire upon exercise of presently exercisable options or the exercise of options which will become exercisable on or before May 11, 2015; (iii) 815 shares held by Mr. Nelson’s daughter; (iv) 84 shares held by Mr. Nelson’s grandson; and(v) 5,218 shares held by a family trust, over which Mr. Nelson serves as a co-trustee and of which his wife is a beneficiary.

(13)
Includes 220,000 shares that Mr. St. Romain has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before May 11, 2015.

(14)
Includes 1,455,733 shares that such persons have the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before May 11, 2015. Also includes 1,439,016 shares held in family trusts, 35,135 shares held in charitable foundations and 7,999 shares held by family members of such persons.

(15)
Based upon such holder’s Schedule 13G/A filed with the SEC on January 22, 2015. BlackRock, Inc. has sole voting power over 3,627,097 shares and sole dispositive power with respect to all shares. The business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10022.

(16)
Based upon such holder’s Schedule 13G/A filed with the SEC on February 12, 2015. Neuberger Berman Group LLC (Neuberger) has shared voting power with Neuberger Berman LLC with respect to 3,688,258 shares and shared dispositive power with respect to all shares. Neuberger Berman Management LLC has shared voting and dispositive power with respect to 3,345,083 shares. Neuberger Berman Equity Funds has shared voting and dispositive power with respect to 3,002,723 shares. The business address of Neuberger is 605 Third Avenue, New York, New York 10158.

(17)
Based upon such holder’s Schedule 13G/A filed with the SEC on February 17, 2015. St. Denis J. Villere & Company, LLC has shared voting power over 2,541,767 shares with George V. Young, St. Denis J. Villere II, St. Denis J. Villere III and George G. Villere, and shared dispositive power over 2,513,067 shares. Mr. Young has shared dispositive power over 2,518,367 shares and sole dispositive power over 5,300 shares. Mr. S. Villere II has shared dispositive power over 2,529,817 shares and sole dispositive power over 16,750 shares. Mr. S. Villere III has shared dispositive power over 2,519,417 shares and sole dispositive power over 6,350 shares. Mr. G. Villere has shared dispositive power over 2,513,367 shares and sole dispositive power over 300 shares. The business address of St. Denis J. Villere & Company, L.L.C. is 601 Poydras Street, Suite 1808, New Orleans, Louisiana 70130.

(18)
Based upon such holder’s Schedule 13G/A filed with the SEC on February 11, 2015. The Vanguard Group, Inc. (Vanguard), an investment advisor, has sole voting power over 60,634 shares, sole dispositive power over 2,766,730 shares and shared dispositive power over 56,234 shares beneficially owned by its wholly‑owned subsidiary, Vanguard Fiduciary Trust Company. Vanguard Investments Australia, Ltd, a wholly-owned subsidiary of Vanguard is the beneficial owner of 4,400 shares. The business address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

EQUITY COMPENSATION PLAN INFORMATION

All of the Company’s existing equity compensation plans were approved by stockholders. The following table provides information about shares of Common Stock that may be issued under all of the Company’s existing equity compensation plans as of December 31, 2014.

Plan description	Number of shares of Common Stock to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of shares of Common Stock remaining available for future issuance under equity compensation plans
Equity Compensation Plans Approved by Stockholders:
2007 Long-Term Incentive Plan (2007 LTIP)	2,670,484	$28.11	1,399,876	(1)
2002 Long-Term Incentive Plan (2002 LTIP)	390,614	36.75	—
Employee Stock Purchase Plan	—	—	166,355
Non-Employee Directors Equity Incentive Plan	51,000	38.32	—
Equity Compensation Plans Not Approved by Stockholders	—	—	—
Total	3,112,098	$29.35	1,566,231
(1) Includes 440,209 shares that may be issued as restricted stock.

As of December 31, 2014, the weighted-average remaining contractual term of outstanding stock options is approximately 4.7 years. Of the outstanding options, 1,994,947 are vested and exercisable and these shares have a weighted-average exercise price of approximately $25.51 per share. The 1,117,151 unvested options have a weighted-average exercise price of approximately $36.19 per share.

For a complete description of the Company’s equity compensation plans, see Note 6 to the Company’s 2014 Annual Report on Form 10-K.

COMPENSATION DISCUSSION AND ANALYSIS

This section of the proxy statement (the CD&A) describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to our Chief Executive Officer (CEO), Chief Financial Officer, and our next three most highly-compensated executives (collectively, our Named Executive Officers or NEOs). For fiscal 2014, our Named Executive Officers were:

▪	Manuel J. Perez de la Mesa, President, Chief Executive Officer and Director;

▪	Mark W. Joslin, Vice President and Chief Financial Officer;

▪	A. David Cook, Group Vice President;

▪	Kenneth G. St. Romain, Group Vice President; and

▪	Stephen C. Nelson, Vice President.

In this CD&A, we first provide an Executive Summary of our actions and highlights from the fiscal year. We next explain the principles that guide our Compensation Committee’s executive compensation decisions, our Compensation Philosophy and Objectives. We then describe the Compensation Committee’s Process of Setting Compensation, including any supporting role played by the NEOs themselves. Finally, we discuss in detail each of the Components of Compensation, which includes, for each component, a design overview as well as the actual results yielded for each NEO in 2014.
Executive Summary

Our Company is the world’s largest wholesale distributor of swimming pool supplies, equipment and related leisure products, with approximately 100,000 wholesale customers around the world. We operate 330 locations worldwide with more than 3,700 employees. For more information about our business, please see “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Fiscal 2014 marked another year of gradual recovery in the pool industry following the global economic recession. Despite the sluggish pace of recovery, pent up demand in North America for replacement and refurbishment of existing pools and pool components helped propel industry growth. This growth occurred despite inclement weather throughout most of our seasonal markets, which adversely impacted pool openings and demand for maintenance products. Irrigation and landscape maintenance markets also benefited from the continuing recovery of new home construction markets.

Overview of Fiscal 2014

Our Company’s financial and operational accomplishments for fiscal 2014 included the following:

▪	Sales growth of 8% to a record $2.25 billion;

▪	Operating income improvement of 14%, or $23.4 million;

▪	2014 diluted EPS up 19% to a record $2.44; and

▪	Net cash provided by operating activities that was 110% of net income.

Overall, the Company has withstood the impact of the global economic recession, executing both strategically and operationally, while continuing to invest in the future. While the Compensation Committee considered the macro-economic and industry environment when it established our 2014 executive compensation program, it continued to set aggressive targets with continued emphasis on variable, at-risk compensation that is both tied to performance and aligned with long-term stockholder interests.

2014 Executive Compensation Program Highlights

As discussed in greater detail below, our executive compensation program is designed to ensure appropriate linkage between executive pay, Company performance, and stockholder results. The four main components of our executive compensation program are:

▪	base salary;

▪	an annual cash performance-based incentive opportunity (bonus);

▪	the Strategic Plan Incentive Program (SPIP), a medium-term cash performance opportunity; and

▪
an annual equity award, which each NEO may elect to take as restricted stock, stock options or a combination of the two (with a valuation ratio of 2.5 options to 1.0 share of restricted stock), as a long-term equity performance opportunity.

Some highlights of our compensation program include:

▪	A majority of each NEO’s target compensation has been and continues to be at-risk. The charts below show the 2014 plan design, or target, compensation mix by component:

▪
The Compensation Committee approved only a marginal increase in base salaries for each NEO (less than 3% on average), consistent with its long-standing policy of placing greater emphasis on the performance-based components of compensation.

▪
The Compensation Committee approved the same annual cash performance potential as the prior year for each NEO, with plan design targeted at 100% of base salary for our CEO and 75% of base salary for our other NEOs. Actual 2014 annual cash performance awards were 109% of base salary for our CEO and averaged 87% of base salary for our other NEOs based primarily on our attainment of the target level of the diluted earnings per share (EPS) component of the annual performance award.

▪
The Compensation Committee continued to emphasize the importance of our long-term growth by providing substantial pay‑for‑performance compensation opportunities through the medium-term SPIP and long-term equity components. For the 2014 SPIP grant, which is based on the EPS growth in the three-year cumulative period from 2014 to 2016, the Compensation Committee established the diluted earnings per share baseline at $2.05, which was our 2013 diluted EPS. The minimum threshold to qualify for an incentive is $2.73 (representing 10% compounded annual growth) and the maximum threshold is $3.54 (representing 20% compounded annual growth). The Compensation Committee believes that while the targets are aggressive, they are reasonable and provide both a fair reward and strong upside potential for our executives. Actual 2014 cash payments under the SPIP were 168% of base salary (out of a possible 200% for maximum performance) for our NEOs as the Company’s 2014 diluted EPS of $2.44 fell near the upper end of the 2012 SPIP grant (2012-2014 performance years) performance range of $1.96 - $2.54.

▪
Beginning with grants in 2015, equity awards will only accelerate following a change of control upon a diminution of an NEO’s base salary, responsibilities, or relocation (i.e. a double trigger). The Compensation Committee determined the 2014 equity grants for all NEOs based on total compensation targets approximating the peer group median for total compensation.

▪
With regard to our CEO’s 2014 compensation in particular, the Compensation Committee kept the same compensation plan design intact with a very modest salary increase (2.2%), the same annual cash performance program potential, as well as the same medium-term SPIP and long-term equity components. The annual performance award continued to use EPS as the principal factor (140% of salary maximum potential), complemented with cash flow from operations (30% of salary maximum potential), and other specific objectives (30% of salary maximum potential). Mr. Perez de la Mesa’s equity grant of stock options and restricted shares had an estimated grant date fair value of $1,709,400 and cliff vests 50% after three years and 50% after five years.

Results Compared to Peers

Our total compensation is designed to target or approximate the peer median for total compensation (compensation by design) and ultimately varies depending on performance. Our peer group is comprised of public companies primarily engaged in distribution with similar size as reflected in both revenues and enterprise value. See “Process of Setting Compensation - Establishment of Peer Group” for further information on our peer group. For perspective, the table below presents our performance compared to our peer group median performance based on the total stockholder return (TSR) compounded annual growth rates (CAGR) as of December 31, 2014. We calculated TSR based on changes in the market price of each company’s common stock plus dividends paid during the respective periods, if applicable, using information from company financial statements and various financial websites including www.nasdaq.com. In calculating TSR, we used stock-split adjusted amounts for both historical market prices and dividends paid.

	POOL TSR CAGR	Peer Group Median TSR CAGR
1-year	10.6%	(1.8)%
3-year	29.7%	15.8%
5-year	28.4%	15.8%

The table below presents the percentage variances between our NEOs’ total compensation amounts (2014 actual, 2014 plan design and 2013 actual) and our peer group median total compensation amounts, which are based on publicly available information as of February 2014 when the Compensation Committee set our 2014 plan design. The peer group median amounts used for comparison in the table were calculated using 2013 compensation data as 2014 peer group data was not available for all peer group companies.

Total Compensation Above (Below) Peer Group Medians
Position	2014 Actual	2014 Plan Design	2013 Actual
CEO	4%	(11)%	(4)%
All Other NEOs	37%	13%	30%
Total NEOs	23%	2%	16%

The actual amounts in the table above reflect the reported amounts per the Summary Compensation Table, except for the value of stock options. For comparability with our peer group and to eliminate potential differences related to fair value assumptions for expected term, volatility and dividend yield, the values included for both our stock options and our peer group’s stock options are based on the number of stock options awarded multiplied by 40% of the closing stock price on the grant date rather than the estimated grant date fair values as reported in the proxy statement.

As reflected in the table above, 2014 actual total compensation for our NEOs was 23% higher than the peer group median amount. This difference largely reflects our performance over the one-and three-year time frames during which our total stockholder return CAGR was 10.6% and 29.7% compared to our peer group’s total stockholder return CAGR of (1.8%) and 15.8%, respectively. As presented in the table below, our stock price CAGR also exceeds that of the S&P MidCap 400 Index for the one-, three- and five-year periods. As such, our higher-than-peer pay was based on our exceptional performance and, as discussed above, the fact that the peer group compensation data used in our comparison is generally a year or more old.

In addition to our peer group, we believe that our performance should also be measured against the S&P MidCap 400 Index because (a) it is comprised of more like-sized public companies that represent the most likely alternative investments for investors and (b) we have no direct public company peers given the niche nature of our industry. Given that our compensation philosophy stresses the long-term growth of stockholder value, we believe that longer-term performance data provides the most appropriate comparisons.

The following table presents our diluted EPS and stock price CAGRs compared to the S&P MidCap 400 Index CAGRs:

	POOL Adjusted (1) Diluted EPS CAGR	POOL Stock Price CAGR	S&P MidCap 400 Index CAGR
1-year	19.0%	9.1%	8.2%
3-year	17.6%	28.2%	18.2%
5-year	21.3%	27.2%	14.5%
10-year	8.0%	7.1%	8.3%

(1)
The CAGRs in this column are based on adjusted diluted EPS amounts. The 3-year CAGR is based on adjusted 2011 diluted EPS, which excludes a non-cash goodwill impairment charge of $1.6 million, or $0.03 per diluted share. The 5‑year CAGR is based on adjusted 2009 diluted EPS, which excludes the one-time non-cash charge related to our former equity investment in Latham Acquistion Corporation (LAC). In 2009, we incurred a $26.5 million equity loss, or a $0.54 loss per diluted share, related to LAC’s impairment charge; our reported diluted EPS was $0.39.

After review of all existing programs, consideration of current market and competitive conditions, and alignment with our overall compensation objectives and philosophy, we believe that the total compensation program for our executives is appropriately focused on increasing value for stockholders and enhancing corporate performance. We believe that a significant part of our executive pay is properly tied to stock appreciation or stockholder value through stock options, restricted stock awards and incentive performance measures.
Results of 2014 Say-on-Pay Vote
At our 2014 annual meeting of stockholders in May, our stockholders approved our executive compensation by 99.2% (excluding broker non-votes). Because our NEO compensation is principally established in February of each year, the results of the 2014 say‑on‑pay vote were not taken into consideration in setting the 2014 executive officer compensation. However, we did consider the strong support we received on the 2013 say-on-pay vote, which was approved by 96.4% (excluding broker non-votes). Our Compensation Committee is mindful of the strong support our stockholders expressed and as a result continues to believe that our general approach to and design of executive compensation properly align the interests of our stockholders and our performance. Going forward, the Compensation Committee will continue to review stockholder advisory votes on executive compensation and take them into consideration when making future executive compensation decisions.

Compensation Philosophy and Objectives
The overriding principle of our executive compensation philosophy is that compensation must be linked to continuous improvements in corporate performance and sustained increases in stockholder value. We believe that a substantial portion of executive compensation should be at-risk based on performance and that the majority of the at-risk compensation opportunity should be predicated on medium- and long-term rather than short-term results. Under this philosophy, our specific executive compensation objectives are to attract, motivate, reward and retain talented executives who are critical to our success. We strive to develop our executives’ capabilities and focus them on achieving superior long-term returns for our stockholders, while assuring that our programs do not lead to unnecessary risk taking.
Our executive compensation philosophy applies to all employees, with increasingly greater proportions of total compensation being at-risk as an employee’s responsibility increases. While we place great value on long-term performance and the coincident improvement in stockholder value, we seek to balance the relationship between total stockholder return and short-term and long-term compensation in order to complement our annual and long-term business objectives and encourage the fulfillment of those objectives through executive performance.
We believe that our total compensation by design should be closely aligned to our peer group median total compensation, should vary with our performance in achieving financial and non-financial objectives, should be tied to individual and group performance and that any incentive compensation should be closely aligned with stockholders’ interests. Our long-term performance compensation arrangements are also designed to promote equity ownership by executives.

While we have not established specific target percentages of total compensation for short-term and long-term compensation, we do take into consideration the individual components in relation to the total opportunity we seek to provide. Under our program, our performance impacts both short-term and long-term compensation, as superior performance will result in additional annual compensation through our annual cash performance program and additional long-term compensation, consisting of the increased value of our equity grants and through our SPIP.  Our goal is for the portion of compensation that is at-risk (both short-term and long-term) to constitute a substantial and meaningful portion of total compensation and for sustained long-term growth to result in the greatest compensation opportunities.

Process of Setting Compensation

Our Compensation Committee is responsible for oversight of our executive compensation. The Compensation Committee approves compensation plans for senior management and equity-based plans for all employees. In its evaluation of executive compensation, the Compensation Committee considers many factors, including the Company’s overall performance; each individual executive’s role and responsibilities, performance, tenure, and experience; internal pay equity; and peer group performance.

Role of Management

The Compensation Committee also relies upon data, analysis and recommendations from our CEO. Our Company’s management assists the Compensation Committee with developing the peer group analysis. While the CEO provides recommendations with respect to potential senior management compensation and the Compensation Committee reviews such recommendations, the Compensation Committee ultimately uses its collective judgment to determine senior management compensation. The CEO does not provide recommendations for his own compensation as the Compensation Committee independently determines and approves his compensation. Although the CEO attends Compensation Committee meetings at which executive compensation matters are considered, he is not present when the Compensation Committee deliberates or votes on his compensation.

Role of Compensation Consultant

Historically, the Compensation Committee has engaged Lyons, Benenson & Company Inc. (Lyons) to review and comment upon director and senior management compensation. In 2008, based on Lyons’ review, the Compensation Committee established the present structure of our compensation program. The Compensation Committee continues to believe this structure and the component mix of pay elements successfully promotes our compensation objectives and philosophy, and accordingly has retained this general structure since 2008. The Compensation Committee again retained Lyons to review our entire 2012 executive compensation program, including an updated assessment and valuation of the SPIP for the Compensation Committee’s compensation design purposes. Lyons performed services solely on behalf of the Compensation Committee and has no other relationship with the Company or its management. The Compensation Committee did not retain Lyons to review our 2013 or 2014 executive compensation structures because the structure did not differ materially from our 2012 executive compensation.

Establishment of Peer Group

As noted above, we believe that the total target compensation should be closely aligned to our peer group median total compensation. We establish compensation targets for each executive position in the aggregate and by component based on a design that we believe will best achieve our strategic and financial objectives. The Compensation Committee compares our main compensation components – base salary, annual bonus, medium-term cash performance opportunity (SPIP) and equity awards – individually and in the aggregate to the compensation of the top five most highly compensated executive officers of companies it uses as its senior management “peer group” (the peer group is sometimes referred to as the “market”). These comparisons are based on compensation information published in the peer group’s annual proxy statements. We replace the reported grant date estimated fair values of stock option awards with estimated fair values based on the number of stock options awarded multiplied by 40% of the peer company’s stock price on the grant date (assuming this price equals the exercise price). We believe this adjustment makes the estimated compensation amounts for stock options more comparable between companies by eliminating potential differences related to fair value assumptions for expected term, volatility and dividend yield.

The Compensation Committee reviews management’s evaluation of potential peer companies, approves the annual peer group and also reviews the annual executive compensation analysis that is prepared by management and, in some years, by the compensation consultant. In developing our peer group, we evaluate the following criteria:

▪	organizational structure (public companies);

▪	type of business (primarily distribution);

▪	company size (based on net sales and market capitalization); and

▪	peer group size (number of peer companies).

In performing our evaluation, we focus on public companies that we believe would provide a comparable cross-industry subset of distributors. While we evaluate companies that may have some manufacturing or retail operations, we generally exclude companies from consideration if the majority of the business is not distribution. Since our Global Industry Classification Standard (GICS) industry group (2520 - Consumer Durables & Apparel) is very broad and our GICS industry (252020 - Leisure Equipment & Products) would not provide an adequate peer group size, we believe that using a cross-industry subset of distributors for our peer group provides a more meaningful executive compensation benchmarking analysis than using companies based on one of our industry sectors. We established our 2014 peer group in the fall of 2013.  At that time, our market capitalization was $2.7 billion and our peer group median market capitalization was $2.1 billion; our most recent annual net sales were $1.9 billion compared to our peer group median annual net sales of $2.6 billion (based on annual public filings available as of October 2013).

The 2014 peer group consisted of the following:

• Applied Industrial Technologies, Inc.	• LKQ Corporation	• ScanSource, Inc.
• Beacon Roofing Supply, Inc.	• MRC Global Inc.	• Steelcase Inc.
• Boise Cascade Company	• MSC Industrial Direct Company, Inc.	• United Stationers Inc.
• Builders FirstSource, Inc.	• MWIV Veterinary Supply, Inc.	• Universal Forest Products, Inc.
• DXP Enterprises, Inc.	• Nu Skin Enterprises, Inc.	• Watsco, Inc.
• Helen of Troy Limited	• Patterson Companies, Inc.	• Wesco International, Inc.
• Kaman Corporation	• Sally Beauty Holdings, Inc.
The Compensation Committee reviews each component of compensation compared to the peer group and the prior year’s total compensation for our NEOs versus the peer group. However, the Compensation Committee ultimately focuses on whether total compensation by design aligns closely with the peer group median total compensation amounts. While we compare our CEO position to the CEO positions for our peer group, we compare our other NEOs to the peer group in the aggregate as opposed to by position because we believe it affords a better comparison overall as the positions and responsibilities for this group vary from company to company.

The Compensation Committee also reviews the total annual compensation that each executive could potentially receive and, for perspective, reviews the previous years’ compensation value for each executive and the relationship to other employees at the Company.

The Compensation Committee has considered the impact that paying below the median of our peers might have on attracting, retaining and motivating senior management. Despite the impact of the 2007-2009 industry downturn on our executives’ compensation, the Compensation Committee believes that the fundamental philosophy of emphasizing pay-for-performance is the right one for our Company, and that our core compensation program as currently designed (base salary, annual bonus, SPIP, and equity awards) can provide competitive or superior total compensation for senior management compared to our peer group given a reasonable economic environment. The Compensation Committee continues to believe that the design of our compensation program reflects a greater weighting to performance-based and at-risk compensation than the peer group median, as evidenced by the comparisons of our compensation components to the related peer group median amounts (see tables included in the “Components of Compensation” section below). Provided that our performance meets or exceeds expectations in future years, the Compensation Committee expects our NEOs will realize total compensation comparable to or superior to the peer group median over time.

Components of Compensation

Our annual executive compensation program is relatively simple in format and includes four primary components:

▪	base salary;

▪	an annual cash performance opportunity (bonus);

▪	the Strategic Plan Incentive Program (SPIP), a medium-term cash performance opportunity; and

▪
a long-term equity award, which each NEO may elect to take as restricted stock, stock options or a combination of the two (with a valuation ratio of 2.5 options to 1.0 share of restricted stock), that cliff vests at three- and five-year periods.

As discussed in “Compensation Philosophy and Objectives” above, we believe that employees at senior levels should have a larger proportion of total compensation delivered through pay-for-performance cash incentives and long-term equity compensation. As a result, their compensation will be more significantly impacted, both upward and downward, by our financial performance and stockholder return. Because of this correlation, the Compensation Committee believes our executives have a greater percentage of their compensation at-risk than the executives in our peer group. Each compensation component is discussed in more detail below.

Base Salary
(Summary Compensation Table, Column 3)

Salaries provide executives with a base level of income and help achieve the objectives outlined above by attracting and retaining strong talent. Our plan design is for total executive compensation at comparable performance levels to be at the peer group’s median total compensation. However, our base salary is more conservative by design and thus consistent with our overall philosophy of focusing on at-risk or performance-based pay. We compare executive base salary with other employees’ compensation for internal pay equity purposes. In determining an executive’s base salary, the Compensation Committee reviews Company and individual performance information and peer group executive compensation information.

Changes in our NEOs’ base salaries from year to year reflect general changes in market pay for executive talent, changes in responsibility for individual NEOs from time to time and, to a lesser extent, the individual’s job performance over time. Additionally, base salary levels for all NEOs have been deemed to be substantially below market historically as compared to our peers. We do not generally provide our NEOs with automatic annual salary increases or other cost of living adjustments.

The 2014 base salary levels for our NEOs continued to remain low by design as compared to our peer group. The following table presents the percentage variances between both 2014 and 2013 actual base salary amounts and the peer group median base salary amounts:

Base Salary Below Peer Group Medians
Position	2014 Actual	2013 Actual
CEO	(38)%	(40)%
All Other NEOs	(27)%	(29)%
Total NEOs	(31)%	(33)%

In 2014, the Compensation Committee approved a marginal increase in base salaries for each NEO. The average salary increase for the NEOs was less than 3%. Mr. St. Romain received the greatest percentage increase, 3.8%, to place him more in line with the target market and his fellow NEOs given his responsibilities and performance. With the exception of Mr. Perez de la Mesa, our NEOs’ 2014 base salaries were within 10% of each other. Mr. Perez de la Mesa, as our CEO, receives the highest base salary as compared to our other NEOs in recognition of his substantially greater responsibilities. Mr. Perez de la Mesa’s duties and responsibilities encompass all aspects of our management and operations and are greater in scope and collectively more significant in nature than those of any other NEO. Even with these increases, our NEOs’ 2014 base salaries were 31% lower overall compared to the peer group median as shown in the table above.

Annual Cash Performance Award
(Summary Compensation Table, Column 4)
(Grants of Plan-Based Awards, Columns 3-4)

We use an annual cash performance award (annual bonus) to focus corporate behavior on short-term goals for growth, financial performance and other specific financial and business improvement metrics. We offer executives the opportunity to earn goal-oriented awards that are responsive to changing internal and external business conditions from year to year. Each year, objectives are set for the Company, our business units and individual executives. Actual performance is later measured against these objectives. At the first Compensation Committee meeting each year, which is generally held in late February or early March, the committee approves annual bonus payments for the prior year’s performance and reviews and approves goals for each NEO for the current year. Annual bonus payments, if any, are normally made in late February or early March after the end of the performance period in which the bonuses were earned.

2014 Plan Design

In 2014, the annual cash award to our NEOs was based on the following two objective performance criteria categories:

▪	specific Company financial measures (EPS and operational cash flow); and

▪	specific business objectives applicable to each NEO.

In 2014, as in prior years, the Compensation Committee used diluted EPS as the primary company performance financial metric for annual bonuses. We believe EPS is the best medium-term and long-term stockholder value indicator as it has had the strongest long‑term correlation with our share price over time of any objective measurement, it is performance-based, and its use in our incentive plans supports our business goal of providing a superior return to our stockholders. The Compensation Committee has evaluated whether our reliance on EPS creates unnecessary risk and does not believe that it does. Indeed, as reflected in the “Executive Summary” above, the correlation between our 10-year compounded annual growth rate for adjusted diluted EPS (8.0%) and stock price (7.1%) further underscores why we believe our reliance on EPS is appropriate. For each NEO, the Company financial measure is supplemented by individualized business performance metrics tailored to that officer’s unique area of responsibility. The metrics are designed to be challenging and encourage improvement over the status quo.

The annual bonus provides our CEO an up to 200% of salary opportunity (with plan design of 100%) and our other NEOs an up to 150% of salary opportunity (with 75% being the design). As evidence of our commitment to pay for performance, in the 2008 to 2010 time period, the average annual incentive payout for our NEOs was 48% of salary given the very challenging market conditions, which included an 80% decline in new pool construction from 2005 and a significant decline in discretionary replacement and remodeling activity. In 2011, the average annual incentive payout was 156% for our NEOs due primarily to our attainment of the maximum level for the diluted EPS component. In each of the years 2012 through 2014, the average annual incentive payout for our NEOs was approximately 124%, 61% and 94% of salary, respectively, primarily based on the diluted EPS component.

The table below details compensation opportunities available to each of our NEOs under various 2014 performance scenarios. The extent to which objectives are achieved determines the incentive earned.

Annual Cash Performance Opportunity (expressed as a percentage of base salary)

	Diluted EPS (1)						Operational Cash Flow (2)			Other Specific Business Objectives (3)	Maximum Opportunity
	$2.18	$2.27	$2.36	$2.45	$2.54	$2.63	80%	100%	110%
Mr. Perez de la Mesa	15.0%	30%	45.0%	60%	100%	140%	0%	10%	30%	30%	200%
Mr. Joslin	12.5%	25%	37.5%	50%	75%	100%	0%	5%	10%	40%	150%
Mr. Cook	10.0%	20%	30.0%	40%	60%	80%	0%	5%	10%	60%	150%
Mr. St. Romain	10.0%	20%	30.0%	40%	60%	80%	0%	5%	10%	60%	150%
Mr. Nelson	12.5%	25%	37.5%	50%	75%	100%	0%	5%	10%	40%	150%

(1)	Based on our potential diluted EPS for the year ended December 31, 2014. The cash award earned is prorated based on diluted earnings per share between $2.18 and $2.63.

(2)
Based on our net cash provided by operating activities as a percentage of net income for the year ended December 31, 2014. The cash award earned is prorated based on cash provided by operating activities as a percentage of net income between 80% and 110%.

(3)
Each executive’s respective business objectives reflects operational improvements related to their specific responsibilities. Certain subjective business objectives, such as organizational planning and development, are also subject to the diluted EPS overlay set forth in the table above.

Each of the above NEO’s respective business objectives reflects our focus on continued growth and improvement in execution over our past performance. In each case, the objectives represent stretch goals that each executive may or may not be able to achieve. Each NEO’s “Other Specific Business Objectives” for 2014 are described below. Total payouts cannot exceed the overall cap of 200% of base salary in the case of Mr. Perez de la Mesa or 150% of base salary in the case of the other NEOs.

Mr. Perez de la Mesa’s business objectives related to the following:

▪	return on total assets (10%);

▪	organizational planning and development (10%); and

▪	strategic projects (10%).

Mr. Joslin’s business objectives related to the following:

▪	expense management and profitability improvement (25%);

▪	credit and collections initiatives (10%); and

▪	hiring, training and development of new managers (5%).

Mr. Cook’s business objectives related to the following:

▪	group profit objectives (40%);

▪	working capital management objectives (10%);

▪	strategic sourcing objectives (5%); and

▪	gross margin objective (5%).

Mr. St. Romain’s business objectives related to the following:

▪	group profit objectives (40%);

▪	working capital management objectives (10%);

▪	packaged pool product management objectives (5%); and

▪	gross margin objective (5%).

Mr. Nelson’s business objectives related to the following:

▪	information technology, freight and facilities management (10%);

▪	inventory management objectives (10%);

▪	central shipping location and parts related objectives (10%); and

▪	gross margin objective (10%).

We believe the 2014 actual payouts reflected our strong performance in 2014, including 19% growth in EPS and a 10.6% one-year total stockholder return. These payouts also reflect the variability of our annual cash award compensation based on performance, which is by design given that our NEOs’ base salaries are significantly below our peer group median base salary amounts. In 2014, our EPS and operational cash flow outcomes resulted in partial achievements of these components. Certain payout levels related to all of the other specific business objectives for each NEO were also achieved.  The total payouts under the annual bonus ranged from approximately 74% to 109% of each NEO’s base salary and consisted of a calculated award of approximately 21% to 50% of base salary for the achievement of specific individual business objectives.  All of the 2014 annual cash awards were based on actual objectives achieved and the Compensation Committee did not include any additional discretionary award amounts.

Specifically, Mr. Perez de la Mesa received an annual bonus of $501,400 or 109% of his base salary.  Mr. Perez de la Mesa’s annual bonus was calculated based upon achievement of EPS of $2.44 (58.3%), partial achievement of the operational cash flow measure (29.4%), partial achievement of his return on total assets objective (6.3%), satisfactory completion of his organizational planning and development objectives (10.0%), and partial achievement of his strategic projects objective (5.0%).

Mr. Joslin received an annual bonus of $244,595 or approximately 92% of his base salary.  Mr. Joslin’s annual bonus was calculated based upon achievement of EPS of $2.44 (48.6%), partial achievement of the operational cash flow measure (9.7%), partial completion of his expense management and profitability improvement objective (19.5%), satisfactory completion of his credit and collections initiatives objective (10.0%) and partial completion of his hiring, training and development of new managers objective (4.5%).

Mr. Cook’s annual bonus of $283,509, or approximately 98% of his base salary, was calculated based upon achievement of EPS of $2.44 (38.9%), partial achievement of the operational cash flow measure (9.7%), and partial achievement of his group profit (37.0%), working capital management (7.5%), strategic sourcing (3.5%) and gross margin (1.5%) objectives.

Mr. St. Romain’s annual bonus of $199,260, or approximately 74% of his base salary, was calculated based upon achievement of EPS of $2.44 (38.9%), partial achievement of the operational cash flow measure (9.7%), and partial achievement of his group profit (17.7%) and working capital management (7.6%) objectives.

Mr. Nelson’s annual bonus of $201,544, or approximately 83% of his base salary, was calculated based upon achievement of EPS of $2.44 (48.6%), partial achievement of the operational cash flow measure (9.7%), partial achievement of his information technology, freight and facilities management (4.3%), inventory management (5.0%), and central shipping, location and parts management (5.0%) objectives, and satisfactory completion of his gross margin objective (10.0%).

The following table presents the percentage variances between our NEOs’ annual cash award amounts (2014 actual, 2014 plan design and 2013 actual) and the peer group median annual cash incentive amounts, which reflect 2012 or 2013 annual cash incentives based on publicly available information as of February 2014 when the Compensation Committee set our 2014 compensation:

Annual Cash Award Above (Below) Peer Group Medians
Position	2014 Actual	2014 Plan Design	2013 Actual
CEO	(5)%	(13)%	(44)%
All Other NEOs	29%	12%	(14)%
Total NEOs	15%	1%	(27)%

Medium-Term Cash Award
(Summary Compensation Table, Column 4)
(Grants of Plan-Based Awards, Columns 3-4)

The Compensation Committee originally adopted the SPIP in 2006 (and it was most recently approved by shareholders in 2013) to provide senior management with an additional performance-based award based upon the achievement of specified earnings objectives.  The SPIP is a cash-based, pay-for-performance award program that links our medium-term financial performance with the total cash compensation paid to senior management. The SPIP serves to complement our annual bonus program and the longer-term value creation potential provided by stock option or restricted stock awards. Since the SPIP ties a large percentage of total potential compensation directly with our business results, the Compensation Committee believes this program underscores our pay‑for‑performance philosophy.

Payouts through the SPIP are based on achieving target levels based on three-year compounded annual growth rates (CAGRs) in our diluted EPS. As previously noted, we believe EPS growth is the metric that has shown the greatest correlation with our share price growth over the long term. The Compensation Committee believes that the SPIP targets are set at aggressive but achievable levels, with minimum targets based on a three-year EPS CAGR of 10%. The Compensation Committee may authorize EPS adjustments as specified by the SPIP and consistent with the requirements of Section 162(m) of the Internal Revenue Code.

Under the terms of the SPIP, our NEOs are eligible to earn a maximum cash award of up to 200% of their base salary.  By way of example, the following table presents the award, expressed as a percentage of an NEO’s salary, to be earned for the three-year performance period beginning January 1, 2014 and ending December 31, 2016, with a baseline EPS of $2.05, which was our diluted EPS for 2013:

CAGR	2016 EPS	Salary %	CAGR	2016 EPS	Salary %
10%	$2.73	50%	16%	$3.20	120%
11%	2.80	60%	17%	3.28	140%
12%	2.88	70%	18%	3.37	160%
13%	2.96	80%	19%	3.45	180%
14%	3.04	90%	20%	3.54	200%
15%	3.12	100%

In 2012, we made our first SPIP payout since the inception of this program in 2006. Consistent with the annual bonus payout, the Compensation Committee authorized the use of adjusted EPS in measuring performance. Based on our results in 2013, the maximum payout was realized with over 21% three-year EPS CAGR. Based on our 2014 results, which resulted in a three-year EPS CAGR of 17.6%, our NEOs realized a partial payout equal to 168% of their respective base salaries. We anticipate that a SPIP award will be earned for the 2013 grant year and expect that the payout for that grant (based on 2013-2015 EPS CAGR) will be near the middle of the payout range.

The following table presents SPIP awards with open performance periods as of January 1, 2015:

Grant Year	Three Year Performance Period	Baseline EPS	Minimum EPS For 10% CAGR	Maximum EPS for 20% CAGR
2013	January 1, 2013 - December 31, 2015	$1.85	$2.46	$3.20
2014	January 1, 2014 - December 31, 2016	$2.05	$2.73	$3.54
2015	January 1, 2015 - December 31, 2017	$2.44	$3.25	$4.22

Long-Term Equity Award
(Summary Compensation Table, Columns 5-6)
(Grants of Plan-Based Awards, Columns 5-8)
(Outstanding Equity Awards at Fiscal Year-End)

Equity grants are a key element to our total compensation package. Our approach to long-term equity awards in 2014 consisted of stock options and restricted shares, both of which provide retention value through the imposition of cliff vesting conditions. We determine individual equity grant levels based on relevant market data and each respective employee’s responsibility and performance.

We believe that long-term equity awards in the form of stock options align executive performance with stockholder interest because employees have a vested interest in our stock performance and the value only appreciates from stock price improvement after the grant date. Similarly, we believe that restricted shares reward performance because the ultimate value of the shares depends upon our Company’s long-term performance. Restricted shares convey all the rights of a stockholder, including the right to vote and receive dividends, but recipients may not sell or transfer the shares during the vesting period. The Compensation Committee believes that in the recent volatile economy, which may persist through 2015 and perhaps beyond, restricted shares can play an important role in retention and motivation that stock options alone cannot.

We use the following equity vesting schedules to encourage employee equity holding and employment retention:

Length of Service to the Company	Vesting Schedule
Less than five years	100% vest five years after the grant date
More than five years	50% vest three years after the grant date 50% vest five years after the grant date

In 2014, the Compensation Committee allowed each of the NEOs to elect to receive his equity grant in the form of restricted shares, stock options, or some reasonable combination of the two. The Compensation Committee believes that both stock options and restricted shares are closely aligned with the interests of stockholders and by offering our NEOs this choice, it serves our objectives of retention and motivation. Mr. Perez de la Mesa elected to receive 50% of his equity award in restricted shares and 50% in stock options. Messrs. Cook, Joslin and Nelson each elected to receive 100% of their respective equity grants in the form of restricted shares. Mr. St. Romain elected to receive 75% of his equity award in restricted shares and 25% in stock options.

In determining the above awards, we used a ratio of 2.5 stock options to 1.0 restricted share. By way of example, Mr. St. Romain was entitled to receive 25,000 stock option equivalents. He could have elected to receive either 25,000 stock options, 10,000 restricted shares, or a combination of the two forms of equity. Mr. St. Romain chose to receive his 2014 equity grant in the form of 25% stock options and 75% restricted shares, which resulted in an award of 6,250 stock options and 7,500 restricted shares. This 2.5 to 1.0 ratio reflects the Compensation Committee’s estimate of equivalent fair value amounts for stock options and restricted stock awards. This estimate is based on the average of a range of fair value estimates for stock option awards, assuming that the stock options would have an expected term of 10 years (held for the full contractual term) and an estimated dividend yield rate of 1.5%.

Based on the total grant date fair value of equity-based awards granted in 2014, the equity-based awards granted to our CEO, Mr. Perez de la Mesa, were slightly more than three times the average total fair value of the equity-based awards to our other NEOs in recognition of his substantially greater responsibilities. Mr. Perez de la Mesa’s duties and responsibilities encompass all aspects of our management and operations and are greater in scope and collectively more significant in nature than those of our other NEOs. Based on the 2014 equity grants and as noted in the table below, our CEO’s 2014 total equity compensation was in line with the peer group median for the most recent fiscal year reported.

The table below presents the percentage variances between our total equity compensation amounts (2014 actual and 2013 actual) and the peer group median total equity compensation amounts. As previously discussed, all stock option awards are valued based on the number of stock options awarded multiplied by 40% of the closing stock price on the grant date.

Total Equity Compensation Above (Below) Peer Group Medians
Position	2014 Actual	2013 Actual
CEO	5%	(1)%
All Other NEOs	56%	46%
Total NEOs	29%	21%

Currently, we grant equity awards at the year’s first Compensation Committee meeting, which is normally held in late February or early March. This annual grant coincides with the annual performance review and compensation adjustment cycle. Stock options are granted at an exercise price equal to our stock’s closing price on the grant date. The Compensation Committee may also grant equity awards to employees hired during the year. As an employee’s responsibility increases, equity grants become a greater percentage of his or her total compensation, equating to more at-risk compensation for higher level employees.

Stock Ownership Guidelines

Equity compensation encourages our executives to have an owner’s perspective in managing our Company. We encourage executive stock ownership and in March 2009, our Board adopted share ownership guidelines for our NEOs and directors. These guidelines generally require that within five years of adoption or appointment, our CEO hold shares of Common Stock or stock equivalents equal to five times his base salary, our vice presidents hold shares of Common Stock or stock equivalents equal to two times their base salaries and our directors hold shares of Common Stock or stock equivalents equal to three times their respective cash retainers. All of our NEOs and directors are presently in compliance with the guidelines.

Retirement and Savings Plans
(Summary Compensation Table, Column 7)
(Nonqualified Deferred Compensation)

The Pool Corporation 401(k) Plan (the 401(k) Plan), which is generally available to both management and non-management personnel, permits eligible employees to defer eligible compensation up to the Internal Revenue Code limit. For 2014, the limit was $17,500 or $23,000 for participants who attained the age of 50 during the plan year. We contribute a 100% match on the first 3% of eligible compensation deferred, a 50% match on deferrals between 3% and 5% and no match on deferrals over 5%.

The PoolCorp Nonqualified Deferred Compensation Plan (the Deferred Compensation Plan) allows certain employees who occupy key management positions (including all of the NEOs) to defer eligible cash compensation and enables participants to receive matching contributions on the same percentage of eligible compensation as offered under the 401(k) Plan. Our total Company matching contributions given to a participant under the 401(k) Plan and the Deferred Compensation Plan during any one year may not exceed 4% of a participant’s eligible cash compensation. The purpose of the Deferred Compensation Plan is to make total retirement benefits for our employees who earn over the qualified plan limits commensurate with those available to other employees as a percentage of pay.

We do not provide any defined benefit pension arrangements nor do we provide any other compensation arrangements to our NEOs other than those discussed herein or available to all Company employees.

Perquisites
(Summary Compensation Table, Column 7)

Our philosophy is that perquisites should be limited. In line with this philosophy, our executives are offered few benefits that are not generally available to all of our employees. We provide certain employees, including the NEOs, with their choice of either a Company vehicle (including maintenance, insurance and fuel) or an auto allowance. We allow these employees to use their vehicles for personal and business reasons. Officers may choose to purchase their Company vehicle at book value at any point. Additionally, we waive medical and dental monthly premiums for officers, including each of the NEOs. The Company does not own any aircraft or have any contract for air charter service and does not reimburse NEOs for club or like memberships. Excluding benefits available to all full time employees, NEO benefits and other compensation represents only 3% of the NEO total compensation in the aggregate.

Other Compensation Matters

Post-Employment Matters

Under Mr. Perez de la Mesa’s employment agreement, if the Company terminates his employment other than for cause, he will receive his base salary for a period of six months. The agreement also provides that Mr. Perez de la Mesa may not compete with the Company for two years following the termination of his employment. The other NEOs have also signed employment agreements, which entitle them to receive their respective base salary for a period of three months if terminated for reasons other than cause, and which prevent them from competing with the Company for one year following such termination. The Compensation Committee believes these provisions are necessary to recruit highly talented executives and are conservative considering current market conditions and competing businesses. Further, the Compensation Committee believes that these post-employment payment levels are below the general practice among comparable companies. Our NEOs are not entitled to any change in control or “parachute” payments or benefits other than accelerated vesting of their outstanding equity awards.

Certain Tax Considerations

Under Section 162(m) of the Internal Revenue Code (Section 162(m)), public companies may generally not take a tax deduction for compensation in excess of $1.0 million paid to certain executive officers, including a company’s chief executive officer or any of the next three most highly compensated officers other than the chief financial officer. If compensation qualifies as “performance-based” under Section 162(m), it does not count against the $1.0 million deduction limit.

Our policy with respect to Section 162(m) is to make reasonable efforts to ensure that compensation is deductible without limiting our ability to attract and retain qualified executives. The Compensation Committee has not adopted a policy that all compensation must be deductible, believing in the importance of retaining flexibility to design compensation programs that recognize a full range of criteria important to our success, even where compensation payable under the programs may not be fully deductible. Our Compensation Committee intends to monitor compensation levels and the deduction limitation.

REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS OF POOL CORPORATION

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Company’s Compensation Discussion and Analysis set forth above and based on that review and discussion has recommended to the Board of Directors that such Compensation Discussion and Analysis be incorporated by reference in the Company’s Annual Report on Form 10-K and included in this Proxy Statement.

COMPENSATION COMMITTEE
George T. Haymaker, Jr., Chairman
Andrew W. Code
Robert C. Sledd

The Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not be deemed filed under such Acts.

EXECUTIVE COMPENSATION

The Summary Compensation Table below summarizes the total compensation of our NEOs in 2014.  Based on the totals of the amounts included in the 2014 Summary Compensation Table, base salary accounted for approximately 16% of the total compensation for the NEOs while our annual and medium-term cash awards accounted for approximately 41% of the total compensation for the NEOs.  As discussed in our “Compensation Philosophy and Objectives” in the CD&A above, our NEOs have a larger proportion of their total compensation opportunity delivered through pay-for-performance cash awards and long-term equity.  For example, our CEO, Mr. Perez de la Mesa, had the largest proportion of total compensation delivered through pay-for-performance cash awards and long-term equity compensation.

FISCAL 2014 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Non-Equity Incentive Plan Compensation (1)	Stock Awards (2)	Option Awards (3)	All Other Compensation (4)	Total
Manuel J. Perez de la Mesa	2014	$460,000	$1,274,345	$873,900	$835,500	$122,737	$3,566,482
President and Chief Executive Officer	2013	450,000	1,197,473	—	1,517,400	47,348	3,212,221
	2012	440,000	1,558,920	—	1,350,300	116,671	3,465,891
Mark W. Joslin	2014	265,000	689,879	582,600	—	59,796	1,597,275
Vice President and Chief Financial Officer	2013	258,000	691,601	547,320	—	33,681	1,530,602
	2012	252,000	808,668	534,672	—	69,514	1,664,854
A. David Cook	2014	289,000	769,120	582,600	—	90,330	1,731,050
Group Vice President	2013	283,000	762,827	547,320	—	45,102	1,638,249
	2012	277,000	850,390	534,672	—	43,077	1,705,139
Kenneth G. St. Romain	2014	270,000	652,945	436,950	139,250	64,181	1,563,326
Group Vice President	2013	260,000	647,244	273,660	252,900	47,573	1,481,377
	2012	250,000	772,000	133,668	347,220	74,612	1,577,500
Stephen C. Nelson	2014	244,000	611,541	419,472	—	53,787	1,328,800
Vice President	2013	238,000	594,033	196,123	181,245	56,493	1,265,894
	2012	232,000	715,488	193,076	167,180	39,469	1,347,213

(1)	The amounts for each NEO consist of payouts under our annual cash performance award (bonus) and our SPIP, as set forth below:

Name	Year	Annual Cash Performance Award	SPIP Payout
Mr. Perez de la Mesa	2014	$501,400	$772,945
	2013	297,473	900,000
	2012	678,920	880,000
Mr. Joslin	2014	244,595	445,284
	2013	175,601	516,000
	2012	304,668	504,000
Mr. Cook	2014	283,509	485,611
	2013	196,827	566,000
	2012	296,390	554,000
Mr. St. Romain	2014	199,260	453,685
	2013	127,244	520,000
	2012	272,000	500,000
Mr. Nelson	2014	201,544	409,997
	2013	118,033	476,000
	2012	251,488	464,000

(2)
Amounts shown do not reflect compensation actually received by the NEOs. Instead, these amounts reflect the total estimated grant date fair value for the stock awards. For more information on the stock grants awarded to our NEOs in 2014, please see the Fiscal 2014 Grants of Plan-Based Awards table below.

(3)
Amounts shown do not reflect compensation actually received by the NEOs. Instead, these amounts reflect the total estimated grant date fair value for option awards. Information related to assumptions used in the calculation of the estimated fair value of option awards granted in 2012, 2013 and 2014 are included in footnote 6 to our audited financial statements included in Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the SEC on February 26, 2015.

(4)	For details of the components of this category, please see the All Other Compensation Table below.

ALL OTHER COMPENSATION TABLE

The following table describes the components of the All Other Compensation column of the Summary Compensation Table above.

Name	Year	Company Paid Insurance Premiums	Company Matching Contributions to Defined Contribution Plans	Vehicle (1)
Manuel J. Perez de la Mesa	2014	$6,315	$75,288	$41,134
	2013	5,171	27,000	15,177
	2012	5,951	95,312	15,408
Mark W. Joslin	2014	6,304	38,256	15,236
	2013	6,018	14,288	13,375
	2012	5,732	46,935	16,847
A. David Cook	2014	5,455	42,067	42,808
	2013	5,195	10,200	29,707
	2012	4,883	19,408	18,786
Kenneth G. St. Romain	2014	7,450	36,679	20,052
	2013	6,904	12,934	27,735
	2012	6,306	46,852	21,454
Stephen C. Nelson	2014	5,872	33,515	14,400
	2013	5,704	12,502	38,287
	2012	5,181	17,885	16,403

(1)
Reflects (i) amounts related to vehicle lease, maintenance and insurance expenses for vehicles provided to the NEOs, which may be used for both business and personal purposes, or (ii) automobile allowances. Mr. Perez de la Mesa’s total includes $26,000 in other compensation related to his purchase of a company vehicle, and Mr. Cook’s 2014 total includes $20,161 in other compensation related to the sale of his company vehicle.

The Grants of Plan-Based Awards Table below sets forth information about the cash award plans and equity plan awards to our NEOs in 2014.

FISCAL 2014 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Target ($)	Maximum ($)
Manuel J. Perez de la Mesa	02/27/2014	(1)	N/A	N/A	N/A		37,500	(4)	58.26	835,500
	02/27/2014	(1)	N/A	N/A	15,000	(4)	N/A		N/A	873,900
	02/27/2014	(2)	460,000	920,000	N/A		N/A		N/A	N/A
	02/27/2014	(3)	460,000	920,000	N/A		N/A		N/A	N/A
Mark W. Joslin	02/27/2014	(1)	N/A	N/A	10,000	(4)	N/A		N/A	582,600
	02/27/2014	(2)	198,750	397,500	N/A		N/A		N/A	N/A
	02/27/2014	(3)	265,000	530,000	N/A		N/A		N/A	N/A
A. David Cook	02/27/2014	(1)	N/A	N/A	10,000	(4)	N/A		N/A	582,600
	02/27/2014	(2)	216,750	433,500	N/A		N/A		N/A	N/A
	02/27/2014	(3)	289,000	578,000	N/A		N/A		N/A	N/A
Kenneth G. St. Romain	02/27/2014	(1)	N/A	N/A	N/A		6,250	(4)	58.26	139,250
	02/27/2014	(1)	N/A	N/A	7,500	(4)	N/A		N/A	436,950
	02/27/2014	(2)	202,500	405,000	N/A		N/A		N/A	N/A
	02/27/2014	(3)	270,000	540,000	N/A		N/A		N/A	N/A
Stephen C. Nelson	02/27/2014	(1)	N/A	N/A	7,200	(4)	N/A		N/A	419,472
	02/27/2014	(2)	183,000	366,000	N/A		N/A		N/A	N/A
	02/27/2014	(3)	244,000	488,000	N/A		N/A		N/A	N/A

(1)	Granted under our 2007 LTIP.

(2)
Reflects grants under our Annual Cash Performance Program. See Compensation Discussion and Analysis, “Annual Cash Performance Award.” The target and maximum amounts included in this table reflect the potential payments based on 2014 performance; the actual annual performance award payment amounts for 2014 are disclosed in the “Non‑Equity Incentive Plan Compensation” column in the Summary Compensation Table. The maximum potential payments included in this table reflect 200% of the 2014 base salary amount for Mr. Perez de la Mesa and 150% of the 2014 base salary amounts for each of the other NEOs; the target payouts are 100% for Mr. Perez de la Mesa and 75% for the other NEOs.

(3)
Reflects grants under our SPIP for the three-year performance period that commenced January 1, 2014 and will end December 31, 2016. Target SPIP payout amounts are based on 100% of 2014 base salaries for each NEO. The maximum potential SPIP payouts reflect 200% of 2014 base salaries.

(4)	Each of these stock option and restricted stock grants cliff vests 50% after three years and 50% after five years, but would fully vest upon a change in control.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units that Have Not Vested ($)
Manuel J. Perez de la Mesa	02/08/2006	60,000	-		38.79	02/08/2016	N/A		N/A
	05/08/2007	60,000	-		37.85	05/08/2017	N/A		N/A
	02/26/2008	120,000	-		20.34	02/26/2018	N/A		N/A
	05/05/2009	160,000	-		18.44	05/05/2019	N/A		N/A
	02/23/2010	80,000	80,000	(1)	20.32	02/23/2020	N/A		N/A
	03/02/2011	80,000	80,000	(2)	24.50	03/02/2021	N/A		N/A
	02/28/2012	-	105,000	(3)	37.13	02/28/2022	N/A		N/A
	02/27/2013	-	90,000	(4)	45.61	02/27/2023	N/A		N/A
	02/27/2014	-	37,500	(5)	58.26	02/27/2024	15,000	(10)	951,600	(11)
Mark W. Joslin	02/14/2005	22,500	-		31.51	02/14/2015	N/A		N/A
	02/08/2006	20,000	-		38.79	02/08/2016	N/A		N/A
	05/08/2007	15,000	-		37.85	05/08/2017	N/A		N/A
	02/26/2008	40,000	-		20.34	02/26/2018	N/A		N/A
	05/05/2009	39,000	-		18.44	05/05/2019	N/A		N/A
	02/23/2010	N/A	N/A		N/A	N/A	10,400	(6)	659,776	(11)
	03/02/2011	N/A	N/A		N/A	N/A	10,400	(7)	659,776	(11)
	02/28/2012	N/A	N/A		N/A	N/A	14,400	(8)	913,536	(11)
	02/27/2013	N/A	N/A		N/A	N/A	12,000	(9)	761,280	(11)
	02/27/2014	N/A	N/A		N/A	N/A	10,000	(10)	634,400	(11)
A. David Cook	02/14/2005	18,000	-		31.51	02/14/2015	N/A		N/A
	02/08/2006	18,000	-		38.79	02/08/2016	N/A		N/A
	05/08/2007	18,000	-		37.85	05/08/2017	N/A		N/A
	02/26/2008	48,000	-		20.34	02/26/2018	N/A		N/A
	05/05/2009	30,000	-		18.44	05/05/2019	N/A		N/A
	02/23/2010	N/A	N/A		N/A	N/A	12,000	(6)	761,280	(11)
	03/02/2011	N/A	N/A		N/A	N/A	12,000	(7)	761,280	(11)
	02/28/2012	N/A	N/A		N/A	N/A	14,400	(8)	913,536	(11)
	02/27/2013	N/A	N/A		N/A	N/A	12,000	(9)	761,280	(11)
	02/27/2014	N/A	N/A		N/A	N/A	10,000	(10)	634,400	(11)

Note: Table continues on next page.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units that Have Not Vested ($)
Kenneth G. St. Romain	02/14/2005	7,500	-		31.51	02/14/2015	N/A		N/A
	02/08/2006	9,000	-		38.79	02/08/2016	N/A		N/A
	05/08/2007	7,500	-		37.85	05/08/2017	N/A		N/A
	02/26/2008	40,000	-		20.34	02/26/2018	N/A		N/A
	05/05/2009	60,000	-		18.44	05/05/2019	N/A		N/A
	02/23/2010	30,000	30,000	(1)	20.32	02/23/2020	N/A		N/A
	03/02/2011	30,000	30,000	(2)	24.50	03/02/2021	N/A		N/A
	02/28/2012	-	27,000	(3)	37.13	02/28/2022	3,600	(8)	228,384	(11)
	02/27/2013	-	15,000	(4)	45.61	02/27/2023	6,000	(9)	380,640	(11)
	02/27/2014	-	6,250	(5)	58.26	02/27/2024	7,500	(10)	475,800	(11)
Stephen C. Nelson	02/08/2006	12,000	-		38.79	02/08/2016	N/A		N/A
	05/08/2007	11,250	-		37.85	05/08/2017	N/A		N/A
	02/26/2008	30,000	-		20.34	02/26/2018	N/A		N/A
	05/05/2009	31,500	-		18.44	05/05/2019	N/A		N/A
	02/23/2010	15,750	15,750	(1)	20.32	02/23/2020	2,100	(6)	133,224	(11)
	03/02/2011	15,750	15,750	(2)	24.50	03/02/2021	2,100	(7)	133,224	(11)
	02/28/2012	-	13,000	(3)	37.13	02/28/2022	5,200	(8)	329,888	(11)
	02/27/2013	-	10,750	(4)	45.61	02/27/2023	4,300	(9)	272,792	(11)
	02/27/2014	N/A	N/A		N/A	N/A	7,200	(10)	456,768	(11)

(1)	These options vested on February 23, 2015.

(2)	These options will vest on March 2, 2016.

(3)	These options vested 50% on February 28, 2015 and 50% will vest on February 28, 2017.

(4)	These options will vest 50% on February 27, 2016 and 50% on February 27, 2018.

(5)	These options will vest 50% on February 27, 2017 and 50% on February 27, 2019.

(6)	These shares vested on February 23, 2015.

(7)	These shares will vest on March 2, 2016.

(8)	These shares vested 50% on February 28, 2015 and 50% will vest on February 28, 2017.

(9)	These shares will vest 50% on February 27, 2016 and 50% on February 27, 2018.

(10)	These shares will vest 50% on February 27, 2017 and 50% on February 27, 2019.

(11)	Based on the market value of $63.44 per share of our common stock on December 31, 2014.

The table below summarizes the number of shares acquired and the dollar amounts realized by NEOs from the exercise of stock options and vesting of restricted stock in 2014.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired Upon Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired Upon Vesting (#)	Value Realized Upon Vesting ($)
Manuel J. Perez de la Mesa	60,000	$1,621,423	—	$—
Mark W. Joslin	11,250	322,950	15,600	911,716
A. David Cook	—	—	24,000	1,402,440
Kenneth G. St. Romain	6,000	204,780	—	—
Stephen C. Nelson	9,000	250,077	6,300	296,772

NONQUALIFIED DEFERRED COMPENSATION

Under our Deferred Compensation Plan, certain executives, including our NEOs, may elect to defer all or a portion of their base salary and annual non-equity incentive compensation. Participants choose to invest their deferrals in one or more specified investment funds. Participants may change their fund selection at any time, subject to certain limitations. The table below shows the funds available and their annual rates of return for the calendar year ended December 31, 2014 as reported by T. Rowe Price. Earnings are determined by the results of the individual investments.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Artisan International Fund	(0.97)%	TRP Retirement Balanced Fund	3.91%
Goldman Sachs Small Cap Value Fund	7.28%	TRP Retirement 2005 Fund	4.72%
MSIF U.S. Real Estate Fund	30.28%	TRP Retirement 2010 Fund	4.99%
TRP Equity Income Fund	7.49%	TRP Retirement 2015 Fund	5.37%
TRP Growth Stock Fund	8.83%	TRP Retirement 2020 Fund	5.63%
TRP Mid-Cap Growth Fund	13.16%	TRP Retirement 2025 Fund	5.84%
TRP Prime Reserve Fund	0.01%	TRP Retirement 2030 Fund	0.06%
Vanguard 500 Index Fund	13.64%	TRP Retirement 2035 Fund	6.07%
TRP Small Cap Stock Fund	6.90%	TRP Retirement 2040 Fund	6.18%
JP Morgan Mid-Cap Value	15.14%	TRP Retirement 2045 Fund	6.14%
Dodge & Cox Income Fund	5.48%	TRP Value Fund	13.37%

Benefits under our Deferred Compensation Plan will be paid to our NEOs as each executive elects, but no earlier than one full year after the end of the plan year for which compensation is deferred or six months after termination of employment. However, upon a showing of financial hardship and certain other requirements, an NEO may be allowed to access funds in his deferred compensation account earlier than the beginning of the year following the executive’s retirement or termination. In the event of a change in control, all vested accrued benefits will automatically be accelerated and payable in full. The time and schedule of payments may also be accelerated if the participant becomes disabled, to fulfill a qualified domestic relations order, if the amount is less than $10,000 or to pay employment taxes. Benefits can be received either as a lump sum payment or installments.

The following table summarizes the nonqualified deferred compensation earned by our NEOs in 2014. All amounts relate to our Deferred Compensation Plan.

Name	Executive Contributions in Last FY	Company Contributions in Last FY (1)	Aggregate Gains in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Manuel J. Perez de la Mesa	$82,860	$64,888	$102,425	$—	$1,034,445	(2)
Mark W. Joslin	220,721	27,856	77,688	—	972,715	(3)
A. David Cook	105,167	31,667	24,795	—	366,269	(4)
Kenneth G. St. Romain	45,849	26,279	28,589	—	348,007	(5)
Stephen C. Nelson	108,171	23,115	48,114	—	630,150	(6)

(1)	These amounts are included in the Summary Compensation Table (All Other Compensation).

(2)	Includes Company contributions of $16,800 for 2013 and $85,312 for 2012 disclosed in the Summary Compensation Table (All Other Compensation).

(3)	Includes Company contributions of $4,763 for 2013 and $36,935 for 2012 disclosed in the Summary Compensation Table (All Other Compensation).

(4)	Includes Company contributions of $9,408 for 2012 disclosed in the Summary Compensation Table (All Other Compensation).

(5)	Includes Company contributions of $2,734 for 2013 and $36,852 for 2012 disclosed in the Summary Compensation Table (All Other Compensation).

(6)	Includes Company contributions of $3,039 for 2013 and $7,885 for 2012 disclosed in the Summary Compensation Table (All Other Compensation).
POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL

Effect of Termination of Employment or Change of Control upon Outstanding Equity Awards

Stock options granted to NEOs (prior to 2015), subject to certain limitations,

▪	immediately vest and become fully exercisable upon a death or disability;

▪
remain exercisable and continue to vest in accordance with the original vesting schedule upon retirement (which is defined as attainment of the age of 55 years or more and continuous service to us for a period of at least ten years);

▪	are immediately forfeited, whether or not then exercisable, upon termination for cause; and

▪	remain exercisable and, subject to the Compensation Committee’s discretion, continue to vest in accordance with their original schedule upon termination without cause.

For grants in 2015 and beyond, stock options immediately vest and become fully exercisable upon a change in control and a diminution of an NEO’s base salary, responsibilities, or relocation.

Shares of restricted stock granted to NEOs (prior to 2015), subject to certain limitations,

▪	fully vest upon a death or disability;

▪	continue to vest in accordance with the original vesting schedule upon retirement; and

▪	are immediately forfeited upon termination, whether voluntary or involuntary, or subject to the Compensation Committee’s discretion, continue to vest in accordance with the original vesting schedule.

For grants in 2015 and beyond, shares of restricted stock fully vest upon a change in control and a diminution of an NEO’s base salary, responsibilities, or relocation.

Assuming a change of control occurred on December 31, 2014, the following table sets forth the value of all unvested stock options and shares of restricted stock held by the NEOs at December 31, 2014, that would immediately vest upon a change in control.

	Number of Shares Underlying Unvested Awards		Unrealized Value of Unvested Awards
Name	Option Awards	Stock Awards	Option Awards (1)	Stock Awards (2)	Total Unrealized Value of Unvested Awards
Manuel J. Perez de la Mesa	392,500	15,000	$11,126,300	$951,600	$12,077,900
Mark W. Joslin	—	57,200	—	3,628,768	3,628,768
A. David Cook	—	60,400	—	3,831,776	3,831,776
Kenneth G. St. Romain	108,250	17,100	3,471,995	1,084,824	4,556,819
Stephen C. Nelson	55,250	20,900	1,826,148	1,325,896	3,152,044

(1)
We calculated by multiplying the number of unvested in-the-money stock options by the closing price of our Common Stock as of December 31, 2014 and then deducting the aggregate exercise price for these options.

(2)	We calculated by multiplying the number of shares of unvested restricted stock by the closing price of our Common Stock as of December 31, 2014.

Severance Payments upon Termination without Cause

Upon termination other than for cause, Mr. Perez de la Mesa is entitled to receive his base salary for a period of six months after termination and the other executive officers are entitled to receive their respective base salaries for a period of three months. The table below presents the amounts we would pay to each NEO upon termination without cause as of December 31, 2014.

Name	Maximum Cash Payout upon Termination Without Cause
Manuel J. Perez de la Mesa	$230,000
Mark W. Joslin	66,250
A. David Cook	72,250
Kenneth G. St. Romain	67,500
Stephen C. Nelson	61,000

Executive officers are not entitled to any additional compensation, perquisites or other personal benefits upon a change in control, retirement or termination, except for future payments under our 401(k) Plan and Deferred Compensation Plan.

DIRECTOR COMPENSATION

The many responsibilities and risks of serving as a director of a public company require that we provide adequate compensation in order to attract and retain qualified and productive directors. Our directors play an important role in guiding our strategic direction and overseeing our management.

The Board conducted its last comprehensive review of non-employee director and chairman compensation in 2013. The Compensation Committee retained the compensation consulting firm of Lyons, Benenson & Company Inc. (Lyons) to assist with its review. Lyons reported directly to the Compensation Committee Chairman and was advised by the Compensation Committee to compare our director compensation program against our peer group. The current schedule of fees payable to our directors is as follows:

▪	Lead independent director annual retainer - $75,000

▪	Non-employee director annual retainer - $40,000

▪	Audit Committee Chairman - $20,000

▪	Audit Committee membership - $10,000

▪	Compensation Committee Chairman - $15,000

▪	Compensation Committee membership - $10,500

▪	Nominating and Corporate Governance Committee Chairman - $15,000

▪	Nominating and Corporate Governance Committee membership - $7,500

▪	Strategic Planning Committee Chairman - $15,000

▪	Strategic Planning Committee membership - $7,500

We reimburse our directors for reasonable out-of-pocket expenses they incur to attend Board and committee meetings and director education programs.

Directors may elect to receive equity grants in lieu of their cash compensation. In 2014, each non-employee director was permitted to elect to receive his equity compensation in (i) 5,135 stock options with an exercise price equal to 100% of the fair market value of the Common Stock at the date of grant; or (ii) 2,054 shares of restricted stock based on the market value on the date of grant of $58.41. Except under certain limited circumstances, the options and restricted stock vest no earlier than one year after the grant date. Each option granted is exercisable for up to ten years after the grant date. Total non-employee Board annual compensation is $1,133,369 or an average of $188,895 per non-employee director.

The table below summarizes the compensation we paid to our non-employee directors and our Chairman during the year ended December 31, 2014.

Name	Fees Earned or Paid in Cash		Stock Awards (1)	All Other Compensation	Total
Andrew W. Code	$50,525	(2)	$119,974	$—	$170,499
James J. Gaffney	65,000		119,974	—	184,974
George T. Haymaker, Jr.	62,500		119,974	—	182,474
Harlan F. Seymour	72,500		119,974	—	192,474
Robert C. Sledd	60,500		119,974	—	180,474
John E. Stokely	102,500		119,974	—	222,474
Wilson B. Sexton (3)	90,000		169,389	5,212	264,601

(1)	Amounts shown do not reflect compensation actually received by the directors. Instead, these amounts reflect the total estimated grant date fair value of the stock awards.

(2)
Upon re-election to the Board in May 2014, Mr. Code opted to receive an equity grant in lieu of cash compensation. Thus, the amount reported in this column represents the grant date fair value of the stock award received in May 2014 in lieu of his Board fees for the second quarter of 2014 through the first quarter 2015.

(3)	Our Chairman, Mr. Sexton, is eligible to participate in our 401(k) Plan, Deferred Compensation Plan and medical, dental and long-term disability programs on the same basis as our officers.

As of December 31, 2014, options outstanding, options exercisable and stock awards outstanding for each director included the following:

Director	Options Outstanding and Exercisable	Stock Awards Outstanding
Mr. Code	14,118	2,919
Mr. Gaffney	8,500	2,054
Mr. Haymaker	8,500	2,054
Mr. Seymour	31,118	2,054
Mr. Sledd	70,825	2,054
Mr. Stokely	22,618	2,054
Mr. Sexton	43,929	2,900

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our policy for transactions with related persons is included within our Audit Committee Charter. Our Audit Committee Charter requires that the Audit Committee review and approve all related person transactions of the type that would be required to be disclosed in this proxy statement and as may otherwise be required by NASDAQ.

In January 2002, we entered into a lease agreement with S&C Development, LLC (S&C) for additional warehouse space adjacent to our Mandeville, Louisiana sales center.  The sole owner of S&C is A. David Cook, a Pool Corporation executive officer.  This lease expired in November 2014 and we relocated this sales center to a new facility leased from an unrelated third party.  In 2014, through the end of the lease term, we paid $4,926 per month for the 8,600 square foot space.

As of December 31, 2014, we no longer have any lease agreements with related parties.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons owning more than 10% of a registered class of our equity securities to file with the SEC reports of ownership and changes in ownership of our Common Stock.  Directors, executive officers and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.  Based solely on a review of the copies of these reports furnished, management believes that the directors, executive officers and greater than 10% stockholders complied with these requirements in a timely manner during the fiscal year 2014 with the exception of one Form 4 for Mr. Seymour and two Form 4s for Mr. Haymaker.

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS OF POOL CORPORATION
The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls over financial reporting.

In this context, the Audit Committee has met and held discussions with management, the Company’s internal auditors and the Company’s independent registered public accounting firm. Management represented to the Audit Committee that the Company’s audited financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has reviewed and discussed the audited financial statements with management and the Company’s independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm those matters required to be discussed by Statement on Auditing Standards No. 16, as amended (AICPA Professional Standards Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee has discussed with the Company’s independent registered public accounting firm the firm’s independence from the Company and management and has received the written disclosures and letter from the Company’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.

The Audit Committee has discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee has met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee has determined there was one permissible tax service rendered by the Company’s independent registered public accounting firm to the Company during the year ended December 31, 2014. There were no non-audit services rendered by the Company’s independent registered public accounting firm to the Company during the year ended December 31, 2013.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC. The Audit Committee has also approved the selection of the Company’s independent registered public accounting firm for the 2015 fiscal year.

AUDIT COMMITTEE
John E. Stokely, Chairman
James J. Gaffney
Harlan F. Seymour
Robert C. Sledd

The Audit Committee Report set forth above shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not be deemed filed under such Acts.

PROPOSAL TO RATIFY THE RETENTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 2)

The Audit Committee has approved the retention of Ernst & Young LLP (E&Y) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015, and recommends the ratification of such retention by the stockholders. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote is required for ratification of the retention of E&Y as the Company’s independent registered public accounting firm. If the stockholders do not ratify the selection of E&Y, the Audit Committee will reconsider the selection.

Representatives of E&Y are expected to be present at the Annual Meeting, with the opportunity to make any statement they desire at that time, and will be available to respond to appropriate questions.

The Board of Directors unanimously recommends that our stockholders vote FOR the ratification of the retention of E&Y as our independent registered public accounting firm for fiscal year 2015.

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees for professional audit services rendered by E&Y for the audit of the Company’s annual financial statements for the years ended December 31, 2014 and 2013, and fees billed for other services rendered by E&Y.

	2014	2013
Audit fees (1)	$922,953	915,640
Audit-related fees	—	—
Tax fees (2)	50,000	—
Total	$972,953	915,640

(1)
Audit fees pertain to the audit of the financial statements included in our Annual Report on Form 10‑K, the audit of our internal control over financial reporting and review of the financial statements included in our Quarterly Reports on Form 10‑Q.

(2)	Tax fees relate to tax advisory services engaged in 2014.
The Audit Committee preapproves all audit and permissible non-audit services before such services begin. Mr. Stokely, Audit Committee Chairman, has the delegated authority to preapprove such services and these preapproval decisions are presented to the full Audit Committee at the next scheduled meeting. During fiscal years 2014 and 2013, the Audit Committee and/or the Audit Committee Chairman preapproved 100% of the services performed by E&Y. A copy of our Procedure for Preapproval of Services by our Independent Audit Firm is posted on our website at www.poolcorp.com.

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
(Proposal 3)

We are asking stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the SEC’s rules. As described above in detail under the headings “Compensation Discussion and Analysis” and “Executive Compensation,” our executive compensation programs are designed to attract, motivate and retain our Named Executive Officers in a way that rewards performance and is aligned with our stockholders’ long-term interests. We believe that our executive compensation program reflects an overall pay-for-performance culture, which is strongly aligned with the long-term interests of our stockholders. In 2014, we realized 19% growth in diluted earnings per share over 2013. Our total stockholder return over the prior 1, 3, 5, and 10 year periods was 10.6%, 118.1%, 249.6% and 116.1%, respectively.

By design, our compensation is significantly more performance-weighted than the market, which we believe more closely aligns executive management’s interests with our stockholders, such that above market stockholder returns correlate with above market compensation and below market stockholder returns correlate with below market compensation. In this regard, the primary fixed component of compensation, base salary, is below market for our Named Executive Officers. As noted previously, our Chief Executive Officer’s base salary represents 62% of the median salary of our peer group and our other Named Executive Officers’ salaries represent on average 73% of the median of peer group salaries.

The annual objectives under our annual cash award program are designed to be challenging and encompass improvement over the status quo with earnings per share being the single most important objective.

In the past, we have sought and received approval from stockholders regarding certain award plans, including our SPIP, which is based upon a three-year performance metric, and our 2007 LTIP. At our 2014 annual meeting of stockholders, our stockholders overwhelmingly approved our executive compensation by over 99%. The final votes were as follows:

Number of Shares
For	Against	Abstain	Broker Non-Votes
40,227,476	302,338	35,198	2,751,687

We believe that performance-based compensation with annual, medium-term and long-term components serve to align executive interests with long-term stockholder interests while mitigating the motivation to take undue risk in the management of the business.

We are asking stockholders to vote on the following resolution:

RESOLVED, that the compensation paid to the Named Executive Officers as disclosed in the proxy statement for the Company’s 2015 annual meeting of stockholders pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission is hereby APPROVED.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement.

The vote on this proposal is advisory, and therefore not binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

The Board of Directors unanimously recommends that our stockholders vote to approve the compensation of our Named Executive Officers as disclosed in this Proxy Statement by voting FOR this say-on-pay proposal.

STOCKHOLDER PROPOSALS AND BOARD NOMINATIONS
In order to be considered for inclusion in the proxy materials related to our 2016 annual meeting of stockholders, we must receive stockholder proposals no later than November 27, 2015. If such proposal is timely received and in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of stockholders.

Our Bylaws also require that any stockholder who desires to nominate a director or present a proposal before the 2016 annual meeting must notify the Company’s Corporate Secretary no earlier than June 30, 2015 and no later than November 27, 2015.

By Order of the Board of Directors,
Jennifer M. Neil
Corporate Secretary

Covington, Louisiana
March 26, 2015

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

POOL CORPORATION

The Board of Directors recommends that you vote FOR the following:

Vote on Directors

1. Election of Directors

Nominees:

		For All	Withhold All	For All Except
01) Wilson B. Sexton	05) Manuel J. Perez de la Mesa	☐	☐	☐
02) Andrew W. Code	06) Harlan F. Seymour			
03) James J. Gaffney	07) Robert C. Sledd			
04) George T. Haymaker, Jr.	08) John E. Stokely			

To withhold authority to vote for any individual Nominee(s), mark "For All Except" and write the Number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends you vote FOR proposals 2 and 3.	**For**	**Against**	**Abstain**
2. Ratification of the retention of Ernst & Young LLP as the Company's independent registered public accounting firm for the 2015 fiscal year	☐	☐	☐
3. Say-on-pay vote: Advisory vote to approve executive compensation as disclosed in the proxy statement	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer

Signature[PLEASE SIGN WITHIN BOX] **Date** **Signature (Joint Owners)** **Date**

POOL CORPORATION
109 NORTHPARK BOULEVARD
COVINGTON, LOUISIANA 70433

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF POOL CORPORATION

The undersigned hereby appoints Jennifer M. Neil and Melanie M. Housey, or either of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all shares of Common Stock of Pool Corporation (the "Company") held of record by the undersigned on March 12, 2015, at the annual meeting of stockholders to be held at the Company's headquarters at 109 Northpark Boulevard, Covington, Louisiana 70433, on May 6, 2015, or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR ALL OF THE DIRECTOR NOMINEES NAMED ON THE REVERSE SIDE AND, FOR PROPOSALS 2 AND 3. THE PROXY HOLDERS NAMED ABOVE WILL VOTE AS RECOMMENDED BY THE BOARD OF DIRECTORS ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on the reverse side